Exhibit 2.1

Allen & Overy LLP

SHARE PURCHASE AGREEMENT

THE INVESTORS

NAMED IN SCHEDULE 2

THE MANAGERS

NAMED IN SCHEDULE 2

APAX EUROPE V GP CO. LIMITED

CEPHALON INTERNATIONAL HOLDINGS, INC.

and

CEPHALON, INC.

Relating to the sale and purchase of shares in the issued share capital of Zeneus Holdings Limited

5 December 2005

[Pursuant to Item 601 of Regulation S-K, certain schedules have been omitted from this Agreement. The Registrant will furnish a copy of any omitted schedule to the Commission upon request.]

Agreed Form Documents

Accounts

Confirmatory Due Diligence Plan

IFRS Accounts

Press Release

Resignation Letter

Termination Escrow Letter

THIS AGREEMENT is made on 5 December 2005

BETWEEN:

(1)           THE PERSONS specified in Part 1 of Schedule 2 (the Investors);

(2)           THE PERSONS specified in Part 2 of Schedule 2 (the Managers);

(3)           APAX EUROPE V GP CO. LIMITED of 13-15 Victoria Road, St Peter Port, Guernsey, GY1 3ZD (Apax V GPCo);

(4)           CEPHALON INTERNATIONAL HOLDINGS, INC. incorporated in Delaware, United States of America whose principal place of business is at 41 Moores Road, Frazer, Pennsylvania, USA, 19355 (the Purchaser); and

(5)           CEPHALON, INC. incorporated in Delaware, United States of America whose principal place of business is at 41 Moores Road, Frazer, Pennsylvania, USA, 19355 (the Purchaser Guarantor).

BACKGROUND:

(A)          The Investors and the Managers (together the Sellers) are the beneficial owners of certain shares in the issued share capital of Zeneus Holdings Limited (the Company). Their respective interests in the Company are detailed in Part 1 and Part 2 of Schedule 2.

(B)           Apax V GPCo is the beneficial owner of the Conditional B Shares and has agreed to transfer the Conditional B Shares to the Warrantors pursuant to the Conditional Sale Agreement.

(C)           The Sellers wish to sell and the Purchaser wishes to purchase the Sale Shares on the terms and subject to the conditions set out in this agreement.

(D)          The Purchaser has agreed to make an offer to purchase the Minor Shares on the terms and subject to the conditions set out in this agreement.

(E)           Those Sellers holding A Shares have agreed to serve a Drag-Along Notice on the Minor Sellers requiring them to sell the Minor Shares to the Purchaser in accordance with the Articles of Association.

(F)           The Purchaser Guarantor has agreed to guarantee the obligations of the Purchaser under this agreement on the terms set out in this agreement.

IT IS AGREED as follows:

1.             INTERPRETATION

1.1           In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 10 apply throughout this agreement, unless the contrary intention appears.

1.2           In this agreement, unless the contrary intention appears, a reference to a clause, subclause, paragraph or Schedule is a reference to a clause, subclause, paragraph or Schedule to this agreement. The Schedules form part of this agreement.

1.3           The headings in this agreement are for convenience only and do not affect its interpretation.

2.             SALE AND PURCHASE OF THE SHARES

2.1           Subject to the Conditions being satisfied:

(a)           each Investor shall sell and the Purchaser shall purchase the Sale Shares set opposite such Investor’s name in column (B) of Part 1 of Schedule 2 together with all rights attached or accruing to them from the Effective Date;

(b)           each Manager shall sell and the Purchaser shall purchase the Sale Shares set opposite such Manager’s name in columns (B), (C) and (D) of Part 2 of Schedule 2 together with all rights attached or accruing to them from the Effective Date; and

(c)           subject to completion of the Conditional Sale Agreement, each Warrantor shall sell and the Purchaser shall purchase the Sale Shares set opposite such Warrantor’s name in column (B) of Part 3 of Schedule 2 together with all rights attached or accruing to them from the Effective Date.

2.2           Each Seller severally undertakes to the Purchaser in respect of itself and only in respect of the Sale Shares held by it as at Completion that its Sale Shares shall be sold free from all Encumbrances and from all other rights or claims exercisable by third parties.

2.3           Each of the Sellers waives all rights of pre-emption over, or co-sale in respect of, any of the Sale Shares and all other rights arising as a result of the proposed transfer of any of the Sale Shares conferred upon him by the Articles of Association or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over, or co-sale in respect of, any of the Sale Shares are waived.

2.4           For the avoidance of doubt, Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this clause.

3.             CONDITIONS PRECEDENT

3.1           Completion shall be conditional upon each of the following:

(a)           an Offer Notice being issued to each Minor Seller in accordance with subclause 17.1;

(b)           a Drag-Along Notice being issued to each Minor Seller in accordance with subclause 17.3;

(c)           the Purchaser not having terminated this agreement in accordance with subclause 4.2 or subclause 4.4;

(d)           the Purchaser having received valid acceptances from the Minor Sellers in respect of the offer made pursuant to subclause 17.1 in respect of such number of Minor Shares as, when aggregated with the Sale Shares, represents not less than 95 per cent. of the total number of shares comprised in the Fully Diluted Share Capital;

(e)           the Final Completion Statement being agreed or finally determined in accordance with clause 9; and

(f)            the Purchaser having obtained, conditional only on Completion, the Warranty Insurance Policy.

3.2           Each of the Sellers undertakes to disclose in writing to the Purchaser, and the Purchaser undertakes to disclose in writing to the Sellers’ Representatives, as soon as reasonably practicable after it comes to its notice, anything which will or may prevent the Conditions from being satisfied before the Long Stop Date or which will or may otherwise prevent Completion from occurring or which will or may materially delay Completion.

3.3           If the Conditions are not satisfied on or before the Long Stop Date (or such later date as the parties may agree in writing) then:

(a)           except for this subclause, clauses 1, 6, 18, 19, 20, 22, 23, 24 and 25, and the provisions of Schedule 10, all of the provisions of this agreement shall lapse and cease to have effect; but

(b)           neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation; for the avoidance of doubt any claim by or right of the Purchaser to claim against the Warrantors for any breach of the General Warranties shall be waived and lapse upon termination of the agreement.

4.             CONFIRMATORY DUE DILIGENCE

4.1           Each Seller shall exercise all rights and powers available to him so as to procure that for the period from the date of this agreement until 5.00 p.m. on 19 December 2005 (the Confirmatory Due Diligence Period) the Purchaser, its accountants and other professional advisers and the Insurers (subject, where not covered by the Confidentiality Agreement, to giving such undertaking as to confidentiality as the Sellers shall reasonably require) are promptly given access to such employees of the Group Companies, such documents of the Group Companies, such premises occupied by the Group Companies and such other relevant persons, premises and documents to the extent contemplated by the Confirmatory Due Diligence Plan and responses to such questions in each case as may be reasonably required for the purposes of enabling the Purchaser to complete its due diligence in accordance with the Confirmatory Due Diligence Plan and responses to additional questions that may be reasonably raised by the Purchaser, its accountants and other professional advisers and the Insurers during the Confirmatory Due Diligence Period arising from the information provided during that period, provided that where persons, premises and documents other than those employed, occupied or held by the Group Companies are involved, the above obligation on the part of the Sellers shall be to the extent that the Sellers are reasonably able to procure access to such other persons, premises and documents.

4.2           In addition to its termination right under clause 4.4, the Purchaser may terminate this agreement by giving notice to the Sellers’ Representatives at any time during the period commencing on the date of this agreement and ending at 5.00 p.m. on 20 December 2005 following the date of this agreement.

4.3           The Warrantors shall deliver the Second Disclosure Letter to the Purchaser before 5.00 p.m. on 14 December 2005.

4.4           In addition to its termination right under clause 4.2, the Purchaser may terminate this agreement by giving notice to the Sellers’ Representatives at any time during the period commencing on the date of delivery of the Second Disclosure Letter to the Purchaser (the Second Disclosure Date) and ending at 5.00 p.m. on 15 December 2005 if the Second Disclosure Letter discloses any matter or circumstance which:

(a)           was not disclosed in the First Disclosure Letter; and

(b)           has (either alone or when taken with other matters and circumstances which are disclosed in the Second Disclosure Letter but which were not disclosed in the First Disclosure Letter) or is reasonably likely to have (either alone or when taken with other matters and circumstances which are disclosed in the Second Disclosure Letter but which were not disclosed in the First Disclosure Letter) a material adverse effect on the business, financial condition or results of operations of the Group as a whole.

4.5           If this agreement is terminated by the Purchaser pursuant to subclause 4.2 or 4.4 then except for clauses 1, 6, 18, 19, 20, 22, 23, 24 and 25 and the provisions of Schedule 10, all of the provisions of this agreement shall lapse and cease to have effect but neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation. For the avoidance of doubt any claim by or right of the Purchaser to claim against the Warrantors for any breach of the General Warranties shall be waived and lapse upon termination of the agreement.

5.             INSURANCE

5.1           The Purchaser shall use all reasonable endeavours to obtain a purchaser’s warranty and indemnity insurance policy on commercially reasonable terms (the Warranty Insurance Policy) as soon as reasonably practicable after the date of this agreement and in any event prior to the Long Stop Date.

5.2           The Purchaser shall provide the Sellers’ Representatives with copies of the proposed terms and conditions on which the Insurers are prepared to provide the Warranty Insurance Policy promptly following receipt of such terms and conditions.

5.3           The Sellers’ Insurance Amount shall be applied towards the cost of purchasing and maintaining the Warranty Insurance Policy and the Purchaser shall be responsible for the remainder of the cost of purchasing and maintaining the Warranty Insurance Policy.

6.             TERMINATION FEE AND TERMINATION ESCROW ACCOUNT

6.1           On the date of this agreement the Purchaser shall remit in clear funds by telegraphic transfer the sum of US$5,000,000 (the Termination Fee) into the Termination Escrow Account.

6.2           The Termination Escrow Account shall be operated, and the Termination Fee and any interest accruing on it shall be applied, in accordance with this clause 6.

6.3           If this agreement is terminated by the Purchaser pursuant to subclause 4.2 then subject to the Sellers having complied with their obligations under subclause 4.1, the Termination Fee together with any interest which accrues on it (after deduction of any applicable withholding tax) shall be released to the Sellers’ Agent (by telegraphic transfer to the account specified in subclause 18(a) or such other account as the Sellers’ Representatives shall have notified to the Purchaser) on the date which is two Business Days after the date on which this agreement is terminated by the Purchaser pursuant to subclause 4.2. The Sellers acknowledge that the payment of the Termination Fee shall be in complete satisfaction of any right to damages that the Sellers might otherwise have for non-performance of this agreement by the Purchaser.

6.4           If the Condition set out in subclause 3.1(f) is not satisfied or waived by the Purchaser prior to the Long Stop Date, or if this agreement is terminated by the Sellers’ Representative pursuant to subclause 7.5(c), then the Termination Fee together with any interest which accrues on it (after deduction of any applicable withholding tax) shall be released to the Sellers’ Agent (by telegraphic transfer to the account specified in subclause 18(a) or such other account as the Sellers’ Representatives shall have notified to the Purchaser) on the date which is two Business Days after the Long Stop Date. The Sellers acknowledge that the payment of the Termination Fee shall be in complete satisfaction of any right to damages that the Sellers might otherwise have for non-performance of this agreement by the Purchaser.

6.5           If:

(a)           the Sellers fail to comply with their obligations under subclause 4.1;

(b)           this agreement is terminated by the Purchaser pursuant to subclause 4.4 or subclause 7.5(c); or

(c)           the Conditions (other than the Condition set out in clause 3.1(f)) have not been satisfied or waived before the Long Stop Date,

the Termination Fee together with any interest which accrues on it (after deduction of any applicable withholding tax) shall be released to the Purchaser (by telegraphic transfer to the account specified in subclause 18(b) or such other account as the Purchaser shall have notified to the Sellers’ Representatives) on the date which is two Business Days after the first to occur of: (i) termination of this agreement under subclause 4.4; and (ii) the Long Stop Date.

6.6           An amount equal to the Sellers’ Transaction Costs will be released to the Sellers’ Agent and the balance of the Termination Escrow Account (including any interest accrued on the Termination Escrow Account and after deduction of any applicable withholding tax) shall be released to the Purchaser (by telegraphic transfer to the account specified in subclause 18(b) or such other account as the Purchaser shall have notified to the Sellers’ Representatives) at Completion.

6.7           The Sellers’ Representatives and the Purchaser shall:

(a)           on the date of this agreement give the Investors’ Solicitors and the Purchaser’s Solicitors joint instructions regarding the operation of the Termination Escrow Account in the Agreed Form (the Termination Escrow Letter); and

(b)           after the date of this agreement promptly give or join in giving all such instructions as are necessary to procure the operation of the Termination Escrow Account, and application of the Termination Fee and interest accruing on it in, accordance with the provisions of this clause 6.

7.             COMPLETION

7.1           Completion shall take place at the offices of the Investors’ Solicitors at 10.00 a.m. on the Completion Date.

7.2           At Completion:

(a)           the Sellers shall observe and perform the provisions of Part 1 of Schedule 6; and

(b)           the Purchaser shall observe and perform the provisions of Part 2 of Schedule 6.

7.3           For the purposes of Article 25(b) of the Articles of Association, the Investors hereby approve the Share Transfers for registration by the Company notwithstanding that the transferee has not executed a deed of adherence under the Articles of Association.

7.4           Neither the Sellers nor the Purchaser shall be obliged to complete the purchase of any of the Sale Shares unless the sale and purchase of: (i) all the Sale Shares; and (ii) all the Minor Shares in respect of which the Purchaser has received valid acceptances from Minor Sellers in respect of the offer made pursuant to subclause 17.1, is completed simultaneously on the Completion Date. This subclause shall not limit any other clause of this agreement.

7.5           If the obligations of the Purchaser under subclause 7.2 and Part 2 of Schedule 6 or the obligations of the Sellers under subclause 7.2 and Part 1 of Schedule 6 are not complied with on Completion then, if the Purchaser fails to comply the Seller’s Representatives may and, if the Sellers fail to comply the Purchaser may:

(a)           where the failure to perform is capable of being rectified, defer Completion (so that the provisions of this clause 7 shall apply to Completion as so deferred and the Completion Date shall be such deferred date); or

(b)           proceed to Completion so far as practicable (without limiting its rights under this agreement); or

(c)           (subject, where applicable, to the Completion Date having been deferred once under subclause 7.5(a)) terminate this agreement by notice in writing to the Purchaser or the Sellers’ Representatives (as applicable).

7.6           If this agreement is terminated in accordance with subclause 7.5(c), then:

(a)           except for clauses 1, 6, 18, 19, 20, 22, 23, 24 and 25 and the provisions of Schedule 10, all of the provisions of this agreement shall lapse and cease to have effect; but

(b)           neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation; and

(c)           for the avoidance of doubt any claim by or right of the Purchaser to claim against the Warrantors for any breach of the General Warranties shall be waived and lapse upon termination of the agreement.

7.7           The Purchaser will be entitled to deduct and withhold from the consideration otherwise payable to any person (pursuant to this agreement, the Offer Notice or the Drag-Along Notice) an amount equal to any income tax and/or social security contributions (or any similar Tax imposed by any country outside the United Kingdom) which it or any Group Company is required to deduct, withhold or pay to any relevant Tax Authority with respect to the payment of such consideration to that person. The Purchaser will account or procure that the relevant Group Company will account to the relevant Tax Authority in respect of any such deduction or withholding under this clause and to the extent that it does so it will not be required to pay any additional or compensatory amount in respect of such deduction or withholding.

7.8           The Purchaser will be entitled to deduct from the consideration payable in respect of the Conditional B Shares an amount equal to any income tax and social security contributions (excluding secondary (employer’s) National Insurance contributions) due or that will become due in respect of the Conditional B Shares (otherwise than as a result of their purchase pursuant to this agreement) and the Purchaser shall:

(a)           immediately following Completion pay the amount so deducted to the relevant Group Company which is obliged to account to the relevant Tax Authority for income tax and social security obligations in respect of the Conditional B Shares; and

(b)           procure that such Group Company accounts to the relevant Tax Authority for such amounts within the relevant time limits,

and to the extent that the Purchaser does so deduct, pay and procure as referred to above it will not be required to pay any additional or compensatory amount in respect of such deduction.

7.9           Payment to the Sellers’ Agent by telegraphic transfer of the Sellers’ Proportion of the Aggregate Consideration plus £3.00 (the Sellers’ Consideration) shall constitute discharge of the obligations of the Purchaser to pay the consideration to the Sellers for the purchase of the Sale Shares and the Purchaser shall not be concerned to see that the monies transferred are applied in paying the Sellers in accordance with their respective entitlements.

8.             CONSIDERATION

8.1           The consideration for the sale of the Sale Shares shall be an amount equal to the Sellers’ Consideration which sum shall be paid to the Sellers’ Agent in cash on the Completion Date. The consideration for each Sale Share shall be as set out in Schedule 8.

8.2           The aggregate consideration payable by the Purchaser for the Shares (including, for the avoidance of doubt, pursuant to all Offer Notices) (the Aggregate Consideration) shall be an amount in US Dollars equal to:

(a)           US$350,000,000; less

(b)           the Redemption Amount; less

(c)           the Deferred Consideration; less

(d)           the Sellers’ Insurance Amount; less

(e)           an amount equal to the Sellers’ Transaction Costs; less

(f)            the Transaction Liabilities Amount; less

(g)           the NIC Amount; less

(h)           the External Debt Amount; plus

(i)            the Cash Amount; and

(j)            plus the Working Capital Adjustment Amount if it is a positive number; and

(k)           minus the Working Capital Adjustment Amount if it is a negative number.

For the purposes of this clause, any amounts expressed in pounds sterling shall be converted to US Dollars at the Applicable Rate.

8.3           The Aggregate Consideration shall be calculated as at the close of business on the Business Day immediately prior to the Completion Date.

8.4           The Warrantors shall request that the Company shall notify the Purchaser on the Business Day prior to the Completion Date of:

(a)           the NIC Amount; and

(b)           any amounts in respect of Tax (if any) to be deducted or withheld, pursuant to: (i) clause 7.7, from the consideration payable to a Seller or a Minor Seller; (ii) clause 7.8, from the consideration payable in respect of the Conditional B Shares; and (iii) clause 13.3, from the proportion of the Redemption Amount payable to Charles Swingland, Gerhard Mayr or Sir Richard Sykes.

9.             COMPLETION STATEMENT

9.1           The Sellers shall procure the preparation by the Company of the draft Completion Statement (the Draft Completion Statement) and deliver it to the Purchaser as soon as reasonably practicable and in any event by no later than 5.00 p.m. on 12 December 2005. Save in accordance with the provisions of subclause 9.4, no amendment shall be made to the Draft Completion Statement after its delivery to the Purchaser in accordance with this subclause 9.1.

9.2           The Draft Completion Statement shall be prepared as at the close of business on the Effective Date in the format set out in Part 1 of Schedule 9 and on the basis of the accounting policies and procedures set out in Part 2 of Schedule 9.

9.3           The Purchaser may dispute any item in the Draft Completion Statement by notice in writing (the Dispute Notice) delivered to the Sellers’ Representatives by 5.00 p.m. on 19 December 2005. The Dispute Notice shall specify the items of the Draft Completion Statement which are disputed (the Disputed Items) and, to the extent reasonably practicable, detail the reasons for the dispute.

9.4           Only those items specified in the Dispute Notice shall be treated as being in dispute and no amendment may be made by either party, or any Expert appointed pursuant to subclause9.6(b), to any items in the Draft Completion Statement which are not Disputed Items.

9.5           Following the delivery to the Purchaser of the Draft Completion Statement, the Sellers shall procure that the Group provides (and, to the extent they are reasonably able, procure that the Group’s accountants provide) without charge such reasonable access during normal business hours to their personnel (who shall be instructed to give prompt information and explanations), books and records of account, calculations and working papers as the Purchaser or the Purchaser’s accountants and advisers may reasonably require for the purpose of their review of the Draft Completion Statement.

9.6           (a)           If the Purchaser does not serve a Dispute Notice within the period set out in subclause 9.3, the Draft Completion Statement shall constitute the Final Completion Statement.

(b)           If the Purchaser does serve a Dispute Notice, then the Purchaser and the Sellers’ Representatives shall discuss the Disputed Items and attempt in good faith to reach agreement in respect of the Draft Completion Statement.

(c)           If the Purchaser and the Sellers’ Representatives are unable to reach agreement by 5:00 p.m. on the first Business Day following the receipt by the Sellers’ Representatives of the Dispute Notice, then either party may refer any remaining Disputed Items to the Expert on the basis set out in clause 9.7 and on the basis that the Expert is to make a decision on those items and notify the Purchaser and the Sellers’ Representatives of its decision within 10 Business Days of receiving the reference or such longer reasonable period as the Expert may determine.

(d)           Each party shall bear its own costs with respect to the preparation, review, agreement or determination of the Draft Completion Statement. The costs of the Expert shall be borne by the parties as set out in subclause 9.7(c) below.

9.7           In any reference to the Expert in accordance with subclause 9.6(c) above:

(a)           the Expert shall act as an expert and not as an arbitrator and shall be directed to determine any dispute by reference to the accounting policies and procedures set out in Part 2 of Schedule 9;

(b)           the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchaser and the Sellers and the Final Completion Statement shall be the Draft Completion Statement amended as necessary to reflect the determination of any Disputed Items by the Expert;

(c)           the costs of the Expert shall be borne equally as between the Sellers (pro rata to the number of Shares held by them immediately before Completion) on the one hand and the Purchaser on the other hand or otherwise as the Expert shall determine; and

(d)           so far as it is reasonably able each Seller and the Purchaser shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including:

(i)            by their respective advisers;

(ii)           in the case of the Sellers, the books and records of account and personnel of the Group.

9.8           Following determination of the Final Completion Statement, the Net Working Capital Amount, the Working Capital Adjustment Amount, the Transaction Liabilities Amount, the External Debt Amount and the Cash Amount shall be the amounts set out in the Final Completion Statement.

10.          CONDUCT OF BUSINESS BEFORE COMPLETION

10.1         Until Completion the provisions of Schedule 5 shall apply.

10.2         Nothing in Schedule 5 shall apply to any redemption of SPCs by Zeneus Pharma Limited.

10.3         Each Seller severally undertakes that it will not exercise its voting rights so as to cause or otherwise permit any Leakage between the Effective Date and the Completion Date.

11.          LEAKAGE

If Completion occurs, each Seller severally undertakes to pay to the Purchaser on demand and on an after Tax basis the amount equal to the Leakage, if any, received by that Seller or any of its Related Persons between the Effective Date and the Completion Date. Any such payment shall, to the extent possible, be deemed to be a reduction in the proportion of the Aggregate Consideration received by that Seller.

12.          SELLERS’ REPRESENTATIVES AND SELLERS’ AGENT

12.1         Each Seller appoints and authorises the Sellers’ Representatives to act jointly in his name and on his behalf in relation to all matters which this agreement expressly provides to be agreed or done by the Sellers’ Representatives.

12.2         The Sellers’ Representatives are not generally authorised to receive notices on behalf of the Sellers under this agreement unless this agreement expressly provides otherwise.

12.3         Unless and until notified in writing to the contrary by all of the Sellers, the Purchaser shall be entitled to rely on the authority of the Sellers’ Representatives within the scope of their authority (as described in subclause 12.1) to bind the Sellers without further enquiry. The Sellers’ Representatives shall have no authority to bind the Sellers otherwise than as referred to in subclause 12.1.

12.4         The Sellers may change the Sellers’ Representatives by notice in writing from all of the Sellers made in accordance with clause 20.

12.5         Each Seller hereby irrevocably authorises and instructs the Sellers’ Agent as follows:

(a)           to apply any amounts paid to it under subclause 6.6 towards paying the Sellers’ Transaction Costs;

(b)           to apply any amounts received by it under subclause 8.1 towards paying to each Seller the consideration for its Sale Shares as set out in Schedule 8 (as adjusted, if relevant, in accordance with subclause 7.7 and subclause 7.8); and

(c)           to pay any amounts received by it under subclause 6.3 or subclause 6.4 to the Company.

13.          SPCS

13.1         The Sellers’ Representatives shall notify the Purchaser in writing not less than three Business Days before Completion of the amount required (the Redemption Amount) to redeem the SPCs in full as at Completion (the Redemption Notice). The Redemption Notice shall identify the amount that will be payable to each individual holder of SPCs to redeem the SPCs held by such person in full as at Completion in accordance with the terms of the SPC Instrument.

13.2         The Purchaser shall procure that on the Completion Date, immediately following Completion, Zeneus Pharma Limited shall redeem the SPCs in full and each holder of SPCs hereby waives any rights it may have pursuant to subclause 4.1 of the SPC Instrument to require Zeneus Pharma Limited to give notice of such redemption.

13.3         Zeneus Pharma Limited will be entitled to deduct and withhold from the proportion of the Redemption Amount payable to Charles Swingland, Gerhard Mayr or Sir Richard Sykes on the redemption of the SPCs held by them an amount equal to any income tax and/or social security contributions (or similar Tax imposed by any country outside the United Kingdom) which it or any Group Company is required to deduct, withhold or pay to any relevant Tax Authority with respect to the payment of such proportion of the Redemption Amount to that person. The Purchaser will account or procure that Zeneus Pharma Limited or the Relevant Group Company accounts to the relevant Tax Authority in respect of any such deduction or withholding under this clause and to the extent that it does so it will not be required to pay any additional or compensatory amount in respect of such deduction or withholding. To the extent that it is established to the reasonable satisfaction of the Purchaser that no amounts need to be deducted or withheld by any Group Company under this clause, no amounts will be deducted from the proportion of the Redemption Amount payable to Charles Swingland, Gerhard Mayr or Sir Richard Sykes.

14.          DEFERRED CONSIDERATION

14.1         The Sellers’ Representatives shall notify the Purchaser in writing not less than three Business Days before Completion of the amount which is required to be paid to Elan (the Deferred Consideration) pursuant to clause 14 of the Shamrock Sale and Purchase Agreement.

14.2         The Purchaser shall procure that Zeneus Pharma Limited or a person acting on its behalf shall pay the Deferred Consideration to Elan on the Completion Date.

15.          WARRANTIES

15.1         Each Seller severally warrants to the Purchaser, in respect of itself and the Sale Shares (other than the Conditional B Shares) held by it only, that each of the Title and Capacity Warranties is true and accurate in all respects at the date of this agreement and that such Title and Capacity Warranties will continue to be true and accurate in all respects at all times subsequent to the date of this agreement up to and including the Completion Date as if repeated on each such day by reference to the facts and circumstances subsisting at that date on the basis that any reference in such Title and Capacity Warranties to the date of this agreement is substituted by a reference to that date.

15.2         Apax V GPCo severally warrants to the Purchaser, in respect of itself and the Conditional B Shares held by it only, that each of the Title and Capacity Warranties is true and accurate in all respects at the date of this agreement and that such Title and Capacity Warranties will continue to be true and accurate in all respects at all times subsequent to the date of this agreement up to but not including the Completion Date as if repeated on each such day by reference to the facts and circumstances subsisting at that date on the basis that any reference in such Title and Capacity Warranties to the date of this agreement is substituted by a reference to that date (in each case on the basis that any reference to “the Seller” in the Title and Capacity Warranties is substituted by a reference to “Apax V GPCo” and any reference to “the Sale Shares” is substituted by a reference to “the Conditional B Shares”).

15.3         Each of the Warrantors severally warrants to the Purchaser, in respect of itself and the Conditional B Shares held by it as at Completion only, that each of the Title and Capacity Warranties will be true and accurate in all respects at Completion.

15.4         Subject to the limitations and exclusions set out in Schedule 4, subclauses 15.5, 15.6 and 15.8, each of the Warrantors individually and severally warrants to the Purchaser that:

(a)           so far as he is aware, without having made any enquiry of any person, each of the General Warranties is true and accurate in all respects at the date of this agreement; and

(b)           each of the General Warranties is true and accurate in all respects on the Second Disclosure Date as if repeated on such day by reference to the facts and circumstances subsisting at that date on the basis that any reference in such General Warranties, whether express or implied, to the date of this agreement is substituted by a reference to the Second Disclosure Date.

15.5         The General Warranties are qualified by matters or circumstances fairly disclosed in the First Disclosure Letter and the Second Disclosure Letter.

15.6         The Purchaser acknowledges that:

(a)           the Warranties are the only warranties of any kind given by or on behalf of the Sellers on which the Purchaser has relied on entering this agreement; and

(b)           it does not rely on and has not been induced to enter into this agreement on the basis of any warranties, representations, covenants, undertakings or any other statement whatsoever other than expressly set out in this agreement.

15.7         Each of the Warranties is separate and independent and, except as expressly provided to the contrary in this agreement, is not limited by reference to any other Warranty or by any other provision in this agreement.

15.8         If any deductions or withholdings are required by law to be made from any of the sums payable in respect of any breach of any of the Warranties by a Seller, that Seller shall be obliged to pay to the

Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding provided that the maximum aggregate liability of a Seller in respect of any and all claims under the Title and Capacity Warranties (including any payment under this clause) shall not exceed the amount of the Aggregate Consideration actually received by that Seller and the maximum aggregate liability of a Warrantor in respect of any and all claims under the General Warranties (including any payment under this clause) shall not exceed the maximum aggregate liability of that Warrantor as specified in Schedule 4.

15.9         Each Seller agrees with the Purchaser, each Group Company and each employee of each Group Company, in the absence of fraud, dishonesty or wilful concealment by or on behalf of the employees, to waive any rights or claims which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by that Group Company or such employee in connection with the giving of the Warranties and on which he may have relied before agreeing to the terms of this agreement or authorising any statement in the First Disclosure Letter or Second Disclosure Letter. This subclause:

(a)           may be enforced by each Group Company and each of its employees against each Seller under the Contracts (Rights of Third Parties) Act 1999; and

(b)           may be varied or terminated by agreement between the Sellers and the Purchaser without the consent of any Group Company or any of its employees.

15.10       Any payment made by a Seller or a Warrantor in respect of a breach of the Warranties shall, to the extent possible, be deemed to be a reduction in the proportion of the Aggregate Consideration received by that Seller or Warrantor.

15.11       Each of the Purchaser and the Purchaser Guarantor severally warrants to the Sellers that each of the statements made by it set out in Part 3 of Schedule 3 is true and accurate in all respects at the date of this agreement and that each such statement will continue to be true and accurate in all respects at all times subsequent to the date of this agreement up to and including Completion as if repeated on each such day by reference to the facts and circumstances subsisting at that date on the basis that any reference in such statement to the date of this agreement is substituted by a reference to that date.

16.          PURCHASER GUARANTEE

16.1         The Purchaser Guarantor unconditionally and irrevocably guarantees to the Sellers the due and punctual discharge and performance by the Purchaser of its obligations pursuant to this agreement (such obligations being together in this clause 16 the Guaranteed Obligations) including, without limitation, the payment by the Purchaser of the Aggregate Consideration and agrees that if at any time or from time to time any Guaranteed Obligation of the Purchaser is not discharged or performed in full on the due date therefor, the Purchaser Guarantor will promptly after being given not less than three Business Days’ notice of the failure of the Purchaser to discharge or perform such obligation (and if such failure is not remedied by the Purchaser in the interim) unconditionally discharge or perform or procure the discharge or performance of the relevant amount or obligation.

16.2         The Purchaser Guarantor shall indemnify the Sellers against all losses, damages, costs and expenses which they may suffer through or arising from any breach by the Purchaser of its obligations under this agreement.

16.3         The obligations of the Purchaser Guarantor under subclauses 16.1 and 16.2 above:

(a)           shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control,

of, or the insolvency of, or any liquidation, winding-up or analogous proceedings relating to, the Purchaser or any change in the terms or nature of the Guaranteed Obligations;

(b)           shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate the Purchaser from all or any part of the Guaranteed Obligations or otherwise prejudice those obligations including (but without limiting the generality of the foregoing):

(i)            any amendment to this agreement; or

(ii)           the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Purchaser or any other person.

16.4         As a separate and independent stipulation the Purchaser Guarantor agrees that if any of the Guaranteed Obligations are not enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity or any fact or circumstances or otherwise, they shall nevertheless be enforceable against and recoverable from the Purchaser Guarantor as though the same had been incurred by the Purchaser Guarantor and the Purchaser Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser Guarantor on demand.

16.5         The obligations of the Purchaser Guarantor under this clause 16 shall constitute direct, primary and unconditional obligations of the Purchaser Guarantor and the Sellers shall not be obliged to make any demand on or enforce any rights against the Purchaser or any other person before being entitled to make any demand on or enforce their rights against the Purchaser Guarantor under this clause 16.

17.          MINOR SELLERS

17.1         The Purchaser undertakes to make an offer to each Minor Seller to purchase his Minor Shares within two Business Days after the date of this agreement, such offer to be made substantially in the form set out in Part 1 of Schedule 7.

17.2         Each Manager who does not hold A Shares hereby waives his right to receive an offer to purchase his Shares from the Purchaser pursuant to Article 34(b) of the Articles of Association.

17.3         The Investors and those of the Managers who hold A Shares shall, within two Business Days after the date of this agreement, serve a Drag-Along Notice on each Minor Seller.

17.4         The Investors confirm that the offers to be made by the Purchaser in accordance with subclause 17.1 have been approved by an Investor Director for the purpose of Article 34(b) of the Articles of Association.

17.5         The Investors and those of the Managers who hold A Shares (the Drag Along Sellers) shall at their own cost on being required to do so by the Purchaser do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form satisfactory to the Purchaser which the Purchaser may reasonably require in order to effect the transfer to the Purchaser of the Drag Along Shares (and for the purposes of this clause 17 the Drag Along Shares means all the Shares other than the Sale Shares and the Minor Shares in respect of which the Purchaser has received valid acceptances from Minor Sellers in respect of the offer made pursuant to subclause 17.1 provided that if the sale and purchase of the Conditional B Shares to the Warrantors pursuant to the Conditional Sale Agreement is not completed prior to Completion then the Drag Along Shares shall also include the Conditional B Shares) in accordance with Article 35 of the Articles of Association. The obligations of the Drag Along Sellers under this clause shall continue in force and effect notwithstanding Completion until such time as all of the Shares have been transferred to the Purchaser.

18.          PAYMENTS

Unless otherwise expressly stated in this agreement (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement shall be made in US Dollars by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. Any payments amounts in this agreement expressed in pounds sterling shall be converted to US Dollars at the Applicable Rate. Any payment made by the Purchaser under this agreement to the relevant account notified by the Sellers’ Representatives in accordance this subclause shall discharge the obligations of the Purchaser to make such payment to the Sellers and the Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Sellers in accordance with their respective entitlements. The relevant account for a given payment is:

(a)           if that payment is to the Sellers (in their capacity as holders of Shares or SPCs), the account of the Sellers’ Agent at:

NatWest Bank plc
15 Bishopsgate
London

Sort Code	:	50-00-00
SWIFT Code	:	NWBKGB2LXXX
Correspondent Bank	:	JP Morgan Chase, New York (CHASUS33)

Account Number	:	01668552
IBAN	:	GB62 NWBK 6073 0101 6685 52

Account Name	:	Allen & Overy LLP Client Account

or such account as the Sellers’ Representatives shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(b)           if that payment is to the Purchaser, such account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Sellers for the purpose of that payment.

19.          CONFIDENTIALITY AND ANNOUNCEMENTS

19.1         Subject to subclause 19.2, none of the Sellers nor the Purchaser shall make (or, in the case of the Purchaser, permit any other member of the Purchaser’s Group to make) and each Seller (so far as it is reasonably able) shall procure that no Group Company makes any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion, except for the Press Release.

19.2         The Investors and the Purchaser shall each be entitled to make any announcement that contains only those matters set out in the Press Release.

19.3         The Purchaser shall and shall procure that:

(a)           each member of the Purchaser’s Group from time to time shall keep confidential all information provided to it by or on behalf of any Seller or otherwise obtained by or in connection with this agreement which relates to any Seller; and

(b)           if after Completion any Group Company holds confidential information relating to any Seller, it shall procure that such information is kept confidential and, to the extent reasonably practicable, shall deliver that information to the relevant Seller or destroy it, in each case without retaining copies.

19.4         Each Seller shall:

(a)           keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by or in connection with this agreement which relates to any member of the Purchaser’s Group; and

(b)           if after Completion any Seller holds confidential information relating to any Group Company, it shall keep that information confidential and, to the extent reasonably practicable, shall deliver that information to the Purchaser or destroy it, in each case without retaining copies.

19.5         Nothing in this clause prevents any announcement concerning this agreement or the transactions contemplated by this agreement being made or any confidential information being disclosed:

(a)           with the written approval of the other parties, which in the case of an announcement shall not be unreasonably withheld or delayed; or

(b)           to the extent required by law, any court of competent jurisdiction or any competent regulatory body or Tax Authority, but a party required to disclose any confidential information shall promptly notify the other parties, where practicable and lawful to do so, before disclosure occurs and co-operate with the other parties regarding the timing and content of such disclosure or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.

19.6         Nothing in this clause prevents disclosure of confidential information by any party:

(a)           to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that party; or

(b)           to that party’s professional advisers, auditors or bankers, but before any disclosure to any such person the relevant party shall procure that he is made aware of the terms of this clause and shall use all reasonable endeavours to procure that such person adheres to those terms as if he were bound by the provisions of this clause.

19.7         Nothing in this agreement is intended to vary, repeal or in any way affect the terms of a confidentiality letter dated 8 November 2005 between the Company, the Purchaser and Apax Partners Worldwide LLP (the Confidentiality Agreement) prior to Completion. The Confidentiality Agreement will terminate on the date of Completion.

20.          NOTICES

20.1         Any notice or other formal communication given under this agreement must be in writing (which includes fax but not email) and may be delivered or sent by post or fax to the party to be served at its address appearing as follows:

(a)           to the Investors at:

Apax Partners Worldwide LLP

15 Portland Place

London W1B 1PT

Fax:         +44 20 7636 7183

marked for the attention of: Tom Hall/Cathrin Petty;

(b)           to Apax V GPCo at:

Apax Europe V GP Co. Limited

13-15 Victoria Road

St Peter Port

Guernsey

GY1 3ZD

Fax:         +44 1481 715 219

marked for the attention of: the Directors;

(c)           to Sir Richard Sykes at:

170 Queen’s Gate

Kensington

London

SW7 5HF

Fax:         +44 20 7594 5004

(d)           to Gerhard Mayr at:

5 Ibrahim Naguib Street

Garden City

Egypt

Fax:         + 20 27 920 193

(e)           to the Warrantors at:

Steven Harris

348 Woodstock Road

Oxford

OX2 8BZ

with a copy to Duncan McDonald at Olswang (Fax: +44 20 7067 3999)

and

Charles Swingland

Little Spring House

Clayton Farm

Newick Lane

Mayfield

East Sussex

TN20 6RE

Fax:         +44 1435 873 930

(f)            to the Purchaser or the Purchaser Guarantor at:

Cephalon Inc.

41 Moores Road

Frazer, Pennsylvania

19355

Fax:         +610 738 6257

marked for the attention of: General Counsel;

with a copy to:

Cephalon Europe

5 Rue Charles Martigny

94701 Maison Alfort Cedex

Fax:         +331 49 81 80 90

marked to the attention of: Chief Counsel Europe;

(g)           to the Sellers’ Representatives at:

Tom Hall

Apax Partners Worldwide LLP

15 Portland Place

London

W1B 1PT

Fax:         +44 20 7636 7183

and

Steven Harris

Zeneus Pharma Limited

The Magdalen Centre

Oxford Science Park

Oxford OX4 4GA

Fax:         +44 1865 784801

with a copy to the Investors’ Solicitors at:

One New Change

London EC4M 9QQ

Fax:         +44 20 7330 9999

marked for the attention of: Christopher Thornes/Gordon Milne or at such other address or fax number as it may have notified to the other parties in accordance with this clause. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery (if the country of destination is the same on the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

20.2         Any notice or other formal communication shall be deemed to have been given:

(a)           if delivered, at the time of delivery; or

(b)           if sent by prepaid first class recorded delivery, at 10.00 a.m. on the second Business Day after it was put into the post and, if sent by prepaid airmail, at 10.00 a.m. (at the place of delivery) on the fifth Business Day after it was put into the post; or

(c)           if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the place of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

20.3         In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that the fax was properly addressed and transmitted, as the case may be.

21.          FURTHER ASSURANCES

21.1         Following Completion, each Seller shall execute or do all such deeds, documents, acts and things as the Purchaser shall reasonably require in order to the vest the Sale Shares being sold by that Seller in the Purchaser and to give full effect to this agreement.

21.2         In relation to each Group Company, the Sellers shall at or prior to Completion procure the convening of all meetings, the giving of all waivers or consents and the passing of all resolutions as are necessary under statute or its constitutional documents to give effect to this agreement.

21.3         For so long after Completion as any Seller remains the registered holder of any Share, he shall hold that Share in trust for the Purchaser and shall deal with that Share as the Purchaser directs. Any such Seller shall exercise all voting rights attaching to that Share as the Purchaser shall direct or shall execute an instrument of proxy which enables the Purchaser or its representative to attend and vote at any meeting of the Company.

22.          ASSIGNMENTS

None of the rights or obligations under this agreement may be assigned or transferred without the prior consent of all the parties.

23.          GENERAL

23.1         Any provision of this agreement which is capable of being performed after Completion and which has not been performed at or before Completion and each of the warranties and other undertakings set out in this agreement shall continue in force and effect notwithstanding Completion.

23.2         Each party shall pay the costs and expenses and taxes incurred by it in connection with the entering into and completion of this agreement. For the avoidance of doubt the Purchaser shall be liable to pay any stamp duty arising in connection with the entering into and completion of this agreement.

23.3         This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party (including any authorised representative of a party) may enter into this agreement by executing a separate counterpart provided that this agreement shall not be effective until each party has executed at least one counterpart.

23.4         Where any obligation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more of the Sellers, they shall each be severally responsible in respect of it. No Seller shall be responsible for any obligation, warranty or undertaking made, undertaken or given by any other Seller.

23.5         Where any obligation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by the Warrantors, they shall each be severally responsible in respect of it.

23.6         Without prejudice to the provisions of Schedule 4, in no circumstances shall the aggregate liability of any Seller under this agreement exceed the amount of the Aggregate Consideration actually received by that Seller.

23.7         The rights of each party under this agreement:

(a)           may be exercised as often as necessary;

(b)           are cumulative and not exclusive of rights and remedies provided by law; and

(c)           may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

23.8         The Purchaser shall not be entitled to rescind this agreement in any circumstances other than by way of termination under subclauses 4.2 or 4.4.

23.9         Except as expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

24.          WHOLE AGREEMENT

24.1         This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements between the parties relating to these transactions.

24.2         Each party acknowledges that in agreeing to enter into this agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this agreement. Each party waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

24.3         Nothing in the preceding subclause limits or excludes any liability for fraud.

25.          GOVERNING LAW

25.1         This agreement is governed by and shall be construed in accordance with English law.

25.2         The English courts have exclusive jurisdiction to settle any disputes arising out of or in connection with this agreement and the parties submit to the exclusive jurisdiction of the English Courts.

25.3         The Purchaser and the Purchaser Guarantor each irrevocably appoints Cephalon (UK) Limited, whose registered office is at 11/13 Frederick Sanger Road, Surrey Research Pack, Guildford, Surrey, GU2 7YD as its agent in England for service of process.

25.4         The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

25.5         EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONGST OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATES IN THIS SUBCLAUSE.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1

DETAILS OF THE COMPANY AND THE SUBSIDIARIES

PART 1

THE COMPANY

Name:	Zeneus Holdings Limited

Registered number:	4885917

Registered office:	The Magdalen Centre, Oxford Science Park, Oxford, Oxfordshire OX4 4GA

Date and place of incorporation:	3 September 2003, England

Directors:	Sir Richard Sykes, Steven Harris, Charles Swingland, Gerhard Mayr, Cathrin Petty, Tom Hall

Secretary:	Zoe Evans

Accounting reference date:	31 December

Auditors:	PricewaterhouseCoopers LLP

Share Capital:

Class of share	Nominal value	Total number authorised	Total number issued

A Ordinary	£0.001	14,620,980	14,620,980

B Ordinary	£0.10	1,578,400	1,578,400

C Ordinary	£1.00	3	3

D Ordinary	£0.10	665,370	653,000

		16,864,753	16,852,383

PART 2

THE SUBSIDIARIES

Name:	Zeneus Pharma Limited

Registered number:	4885565

Registered office:	The Magdalen Centre, Oxford Science Park, Oxford, OX4 4GA, UK

Date and place of incorporation:	3 September 2003, England

Directors:	Steven Harris, Charles Swingland, Cathrin Petty, Tom Hall

Secretary:	Zoe Evans

Accounting reference date:	31 December

Auditors:	PricewaterhouseCoopers LLP

Authorised capital:	1,661,471 Ordinary Shares of £1 each

Issued capital:	1,619,935 Ordinary Shares of £1 each

Name:	Zeneus Pharma S.L.

Registered number:	A58881947

Registered office:	Sant Cugat Del Valles (Barcelona), Avda. Alcalde Barnils, 70, 2°, Edificio Onada

Date and place of incorporation:	22 November 1989, Spain

Administrators:	Ramón Uría, Steve Harris

Accounting reference date:	31 December

Auditors:	PricewaterhouseCoopers

Authorised capital:	400,000 shares of 1.98 Euros each

Issued capital:	400,000 shares of 1.98 Euros each

Name:	Zeneus Pharma (Ireland) Limited

Registered number:	114734

Registered office:	Unit E, Glencormack Business Park, Kilmacanogue, Co Wicklow, Ireland

Date and place of incorporation:	11 June, 1986, Ireland

Directors:	Steven Harris, Aine McGirl

Secretary:	Steven Harris

Accounting reference date:	31 December

Auditors:	PricewaterhouseCoopers

Authorised capital:	€1,250 comprising 1000 ordinary shares of €1.25 each

Issued capital:	€125 comprising 100 ordinary shares of €1.25 each

Name:	Zeneus Pharma Italia S.r.l.

Registered number:	Reg. Imp. 04936501008; Rea 819916

Registered (or principal) office:	Piazza Marconi Guglielmo no. 25 - 00144 Rome, Italy

Date and place of registration or incorporation:	6 July 1995, Registro Imprese di Roma, Italy

Directors:	Steven Harris, Alessandro Motta, Fausto Grossi

Accounting reference date/financial year end:	31 December

Auditors:	PricewaterhouseCoopers

Share capital:	517,000.00 ordinary shares of €1.00 each

Name:	Zeneus Pharma GmbH

Registered number:	HRB 124521

Registered office:	Rosenkavalierplatz 8, 81925 Munich, Germany

Date and place of incorporation:	4 December, 1997, Germany

Managers:	Arnold Losler; Steven Harris

Accounting reference date:	31 December

Auditors:	PricewaterhouseCoopers

Authorised capital:	DM 50,000 (equals EUR 25,564.59) as the registered share capital

Name:	Zeneus Pharma Sarl

Registered number:	428 266 167 RCS Versailles

Registered office:	2, Esplanade Grand Siècle, 78000 Versailles, France

Date and place of registration or incorporation:	10 December 1999 – Versailles, France

General Managers:	Martin Koch, Steven Harris, Stephane Hereil

Accounting reference date/financial year end:	31 December

Auditors:	PricewaterhouseCoopers

Share capital:	688,250 shares at 16 Euros each

Name:	Zeneus Pharma B.V.

Registered number:	17169815

Registered office:	Fellenoord 130, 5611 ZB Einhoven, The Netherlands

Date and place of registration or incorporation:	5 November 2004 at the Trade Register of the Chamber of Commerce for Oost-Brabant, The Netherlands

Directors:	Ad van Beysterveldt, Steven Harris

Accounting reference date/financial year end:	31 December

Auditors:	PricewaterhouseCoopers

Share capital:	180 shares of 100 Euros each

Name:	Zeneus Pharma Aps

Registered number:	28289375

Registered office:	Sluseholmen, 2-4, DK2450, Copenhagen S V, Denmark

Date and place of registration or incorporation:	11 November 2004, Denmark

Directors:	Ad van Beysterveldt, Steven Harris

Accounting reference date/financial year end:	31 December

Auditors:	PricewaterhouseCoopers

Share capital:	125 shares of DKK 1,000 each

Name:	Zeneus Pharma Inc

Registered number:	3756273

Registered office:	PO Box 382, Solebury, PA 18963, USA

Date and place of registration or incorporation:	23 January 2004, Delaware USA

Directors:	Cathrin Petty, Steven Harris, Hooshmand Sheshberadaran

Accounting reference date/financial year end:	31 December

Certified accountants:	Leshner, Franchino and Company LLP

Tax Advisors:	PricewaterhouseCoopers

Share capital:	1,000 shares of US$0.01 per share

Name:	Zeneus Pharma (Schweiz) GmbH

Registered number:	CH 170.4004.691-3

Registered office:	c/o Barr & Karrer, Baarerstrasse 8, CH-6301 Zug, Switzerland

Date and place of registration or incorporation:	29 January 2004, Zug, Switzerland

Directors:	Peter Kraus, Arnold Losler

Accounting reference date/financial year end:	31 December

Auditors:	PricewaterhouseCoopers

Share capital:	20,000 at 1,000 CHF each

Name:	Zeneus Pharma Sp.z.o.o. w. organizacji

Registered number:	140326919

Registered office:	Wisniowy Business Park, Building E - Regus Business Centre, Ilzecka Street 26, 01-135 Warsaw, Poland

Date and place of incorporation:	21 November 2005, Poland (in the process of being registered in the courts)

Directors:	Steve Harris, Tomasz Zarzycki

Accounting reference date:	31 December

Auditors:	PriceWaterhouseCoopers

Share capital:	500 Ordinary shares PLN 100 each (1 held by Tomasz Zarzycki as nominee shareholder, remainder held by Zeneus Pharma Limited)

SCHEDULE 2

THE SELLERS

PART 1

THE INVESTORS

(A) Name and Address	(B) Number of A Shares	(C) Nominal Value of SPCs (£)

Apax Europe V - A, L.P. CSC Wilmington Suite 400 2711 Centerville Road Wilmington DE 19808 USA	6,350,936	535,030,559

Apax Europe V - B, L.P. PO Box 431 Victoria Road St Peter Port Guernsey C.I.GY1 3ZD	1,142,332	96,234,947

Apax Europe V C GmbH & Co. KG Nussbaumstrasse 8 D-80336 Munich Germany	649,432	54,710,973

Apax Europe V - D, L.P. PO Box 431 Victoria Road St Peter Port Guernsey C.I.GY1 3ZD	855,912	72,105,767

Apax Europe V - E, L.P. PO Box 431 Victoria Road St Peter Port Guernsey C.I.GY1 3ZD	852,452	71,814,229

(A) Name and Address	(B) Number of A Shares	(C) Nominal Value of SPCs (£)

Apax Europe V - F, C.V. Herengracht 548 1017 CG Amsterdam The Netherlands	149,957	12,633,085

Apax Europe V - G, C.V. Herengracht 548 1017 CG Amsterdam The Netherlands	149,957	12,633,085

Apax Europe V - 1, L.P. PO Box 431 Victoria Road St Peter Port Guernsey C.I.GY1 3ZD	4,845	408,144

Apax Europe V - 2, L.P. PO Box 431 Victoria Road St Peter Port Guernsey C.I.GY1 3ZD	5,076	427,575

Apax Europe IV - A, L.P. c/o 1013 Centre Road Wilmington New Castle County Delaware 19805 USA	2,778,601	234,081,343

Apax Europe IV - B, L.P. 15 Portland Place London W1B 1PT	584,834	49,269,030

Apax Europe IV C GmbH & Co. KG Pienzenauerstrasse 27 81679 München Germany	267,616	22,545,199

(A) Name and Address	(B) Number of A Shares	(C) Nominal Value of SPCs (£)

Apax Europe IV - D, L.P. 15 Portland Place London W1B 1PT	210,172	17,705,747

Apax Europe IV - E, L.P. 15 Portland Place London W1B 1PT	4,499	378,997

Apax Europe IV - F, C.V. Herengracht 548 Amsterdam The Netherlands	196,098	16,520,195

Apax Europe IV - G, C.V. Herengracht 548 Amsterdam The Netherlands	115,352	9,717,749

Apax Europe IV - H GmbH & Co, K.G. Pienzenauerstrasse 27 81679 München Germany	2,768	233,228

PART 2

THE MANAGERS

(A) Name and Address	(B) Number of A Shares	(C) Number of B Shares	(D) Number of C Shares	(E) Nominal Value of SPCs (£)

Steven Harris 348 Woodstock Road Oxford Ox2 8BZ	—	415,370	3	—

Sir Richard Sykes 170 Queen’s Gate Kensington London SW7 5HF Fax: 020 7594 5004	217,481	—	—	18,321,520

Gerhard Mayr 5 Ibrahim Naguib Street Garden City Egypt Fax: 00 2 027 920 193	42,047	—	—	3,542,241

Charles Swingland Little Spring House Clayton Farm Newick Lane Mayfield East Sussex TN20 6RE	40,613	—	—	3,421,451

PART 3

CONDITIONAL B SHARES

(A) Name and Address	(B) Number of Conditional B Shares

Steven Harris 348 Woodstock Road Oxford OX2 8BZ	383,451

Charles Swingland Little Spring House Clayton Farm Newick Lane Mayfield East Sussex TN20 6RE	255,634

part 4

Minor Sellers

[OMITTED]

SCHEDULE 3

WARRANTIES

PART 1

TITLE AND CAPACITY WARRANTIES

1.             OWNERSHIP OF THE SALE SHARES

(a)           The Seller is the sole beneficial owner or has the right to procure the transfer of the full beneficial ownership of the Sale Shares set opposite his name in Schedule 2.

(b)           There is no Encumbrance on, over or affecting the Sale Shares set opposite the name of the Seller in Schedule 2 and there is no agreement or commitment to give or create any and no claim that any person is entitled to any of the foregoing has been received by the Seller.

(c)           Following Completion, the Seller will not have any claim against any Group Company in respect of its Sale Shares in its capacity as a member of the Company and no beneficial owner of the Sale Shares held by it will have any such claim.

2.             CAPACITY OF THE SELLERS

(a)           The Seller has the requisite capacity, power and authority to enter into and perform its obligations under this agreement and to execute, deliver and perform any obligations it may have under each document to be delivered by it at Completion.

(b)           The obligations of the Seller under this agreement constitute, and the obligations of the Seller under each document to be delivered by it at Completion will when delivered constitute, valid and binding obligations of it in accordance with their respective terms.

(c)           The execution and delivery of, and the performance by the Seller of its obligations under, this agreement and each document to be delivered by it at Completion will not:

(i)            if the Seller is a body corporate, result in a breach of any provision of its constitutional documents; or

(ii)           result in a breach of, or constitute a default under, any instrument by which it is bound; or

(iii)          result in a breach of any order, judgment or decree of any court of governmental agency by which it is bound; or

(iv)          if the Seller is a body corporate, require the consent of its shareholders.

(d)           The Seller is entitled to transfer or procure the transfer of the full beneficial ownership in the Sale Shares set out next to his name in Schedule 2 to the Purchaser on the terms set out in this agreement.

PART 2

GENERAL WARRANTIES

1.             GENERAL

1.1          Accuracy of schedules

The factual information set out in schedules 1 and 2 to this agreement is true and accurate.

1.2          Ownership of Assets

(a)           Except in the ordinary course of business, no company has since the Accounts Date disposed of or agreed to dispose of any of the material assets included in the Accounts (and for the purposes of this paragraph a material asset means an asset with a book value of US$10,000 or more or which generates revenue of US$10,000 or more per annum).

(b)           None of the property, assets, undertaking, goodwill or uncalled capital of any Group Company is subject to any Encumbrance (other than retention of title claims or liens arising in the ordinary course of business).

(c)           Each Group Company owns, or has a valid licence to use, all assets that are necessary to carry on its business in the manner it is being carried out as at the date of this agreement.

1.3          Group Structure and Corporate Matters

(a)           The Shares together constitute the whole of the issued and allotted share capital of the Company.

(b)           The Company has not granted any options to subscribe for any unissued shares in the Company which are outstanding as at the date of this agreement and there are no options over any shares in any Subsidiary.

(c)           The Shares and all shares held by any member of the Group in any other member of the Group have been validly issued and allotted and are fully paid.

(d)           No person is entitled or has since 12 February 2004 claimed to be entitled to require any Group Company to issue any share or loan capital either now or at any future date whether contingently or not.

(e)           Other than as set out in the articles of association of each Subsidiary there is no right of pre-emption, restriction on transfer or Encumbrance on, over or affecting any shares held by any member of the Group in any other member of the Group and, so far as the Warrantors are aware, no person has claimed to be entitled to any of the foregoing.

(f)            Part 2 of Schedule 1 lists all the subsidiaries of the Company and no Group Company:

(i)            holds or beneficially owns or has agreed to acquire any securities of any other corporation which is not a member of the Group and so listed; or

(ii)           is or has agreed to become a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations).

(g)           The Group Companies are duly incorporated and validly existing under the laws of the jurisdiction in which they are incorporated.

1.4          Compliance with Statutes

(a)           Since 12 February 2004, no Group Company, nor any of their respective officers, agents or employees (during the course of their duties) has done or omitted to do anything which is a contravention of any statute, order, regulation or the like giving rise to any fine, penalty, default proceedings or other liability which may have a material adverse effect upon the Group.

(b)           There is no order, decree or judgment of any court or governmental agency outstanding against and notified in writing to any Group Company which, so far as the Warrantors are aware, may have a material adverse effect upon the Group taken as whole.

1.5          Licences and Consents

The Group Companies have all licences (including statutory licences) and consents necessary to own the assets of each Group Company and to carry on their business as carried on in the 12 months prior to the date of this agreement and, so far as the Warrantors are aware, there is nothing that could reasonably be expected to result in the revocation, suspension or modification of any of those licences or consents or that could reasonably be expected to prejudice their renewal.  For the avoidance of doubt the reference to licences in this paragraph 1.5 is not taken to refer to licences of Intellectual Property.

1.6          Litigation

(a)           No Group Company nor, so far as the Warrantors are aware, any person for whose act or default any Group Company is vicariously liable, is engaged in any litigation or arbitration proceedings as plaintiff or defendant where the amount of the claim exceeds US$100,000 and there are no such proceedings pending or, so far as the Warrantors are aware, threatened by or against any Group Company.

(b)           So far as the Warrantors are aware, no Group Company is subject to investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body.

1.7          Environmental Matters

Since 12 February 2004:

(a)           no Group Company has received any written notice in which it is alleged to be in violation of any Environmental Law or Environmental Licence;

(b)           no Group Company has received written notice that it is responsible (wholly or in part) for any clean up or other corrective action in relation to any Property;

(c)           no Group Company has disposed of any Dangerous Substance in breach of Environmental Law; and

(d)           no Group Company has failed to comply with any and all applicable legislation or regulations of any jurisdiction with regard to the use, treatment, handling, storage, transport, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) which, in any case, would be likely to give rise to any liability (actual of contingent) or cost on the part of any member of the Group in any case to an extent which is material and adverse in the context or the Group taken as a whole.

1.8          Insolvency

Since 12 February 2004, in respect of each Group Company:

(a)           no receiver or administrative receiver has been appointed in respect of the whole or any part of its assets or undertaking;

(b)           no administration order has been made and no petition has been presented or application made for such an order and no administrator has been appointed or notice given or filed or step taken or procedure commenced with a view to the appointment of an administrator in respect of it;

(c)           no meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no order has been made and, so far as the Warrantors are aware, no petition has been presented for its winding-up;

(d)           no composition or similar arrangement with creditors including but not limited to a voluntary arrangement under Part 1 Insolvency Act 1986 has been proposed in respect it;

(e)           no moratorium under Schedule A1 Insolvency Act 1986 is in force nor has any step been taken or procedure commenced with a view to entering into such a moratorium in respect of it;

(f)            no event analogous to any of the foregoing has occurred in relation to it outside England and Wales;

(g)           it has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdictions;

(h)           no unsatisfied judgment is outstanding against it; and

(i)            no statutory demand nor the equivalent in any jurisdiction other than England and Wales has been served and, so far as the Warrantors are aware, no such demand or equivalent has been threatened.

1.9          Compliance with Pharmacovigilance Reporting Requirements

Since 12 February 2004, no Group Company has failed to comply with the pharmacovigilance reporting requirements in force in each of the jurisdictions where it is authorised, and, so far as the Warrantors are aware, where its agents or distributors are authorised, to sell medicinal products in any case where such failure would be reasonably expected to give rise to penalties, fines or other sanctions which would result in a loss to a Group Company of US$10,000 or more.

1.10        Products

So far as the Warrantors are aware, no Group Company has at any time in the 12 months before the date of this agreement misrepresented in any public statement information relating to the Products (including, but not limited to, the nature or significance of research studies whether pre-clinical or clinical, the results of such studies, the status of marketing authorisation applications or the prospects for those Products, or otherwise done any act or series of acts which may mislead the public about the development or commercialisation of the Products), in any such case where it would have a material adverse effect on the Group.

1.11        Powers of Attorney

No Group Company has given any power of attorney which remains outstanding or effective to any person to enter into any contract or commitment on its behalf (other than: (a) an authority for a director, other officer or employee to enter into agreements in the usual course of that person’s duties; (b) an authority related to the maintenance or prosecution of Intellectual Property rights; or (c) an authority granted to professional advisers for the purpose of establishing a subsidiary of the Group in another jurisdiction or for carrying out company administration services for any Group Company).

2.             ACCOUNTS

2.1          Accuracy of Accounts

The Accounts:

(a)           have been prepared under the historical cost convention in accordance with generally accepted accounting principles and practices in the United Kingdom; and

(b)           give a true and fair view of the state of affairs of the Group as at the Accounts Date and of the profit and loss for the Group for the period ended on the Accounts Date.

2.2          Position since Accounts Date

Since the Accounts Date:

(a)           the business of each Group Company has been carried on in the ordinary course;

(b)           there has been no deterioration in the turnover, the financial or trading position of any Group Company;

(c)           the Group Companies have paid their creditors within the times agreed with them and in particular, without limiting the foregoing, no debt in excess of US$50,000 owed by a Group Company has been outstanding for more than 180 days from the date of invoice;

(d)           there has been no unusual postponement of the payment of creditors in relation to the Group or unusual postponement of the collection of debts in relation to the Group having regard to the policies applied for such payment and collection prevailing in the financial period ended on the Accounts Date;

(e)           there has been no unusual material augmentation or unusual material diminution in the level of the stock in respect of the Group;

(f)            no Group Company has entered into nor agreed to enter into any capital commitments exceeding an aggregate of US$125,000; and

(g)           no Group Company has entered into nor agreed to enter into any commitments to make any milestone payments in each case exceeding US$250,000.

2.3          The Management Accounts

(a)           The Management Accounts were prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as the Accounts save that the Management Accounts were prepared in accordance with IFRS and do not include footnotes to the accounts.

(b)           The Management Accounts show a reasonable representation of the assets and liabilities of members of the Group to which they relate at each date to which they relate and of the profits or losses of the members of the Group to which they relate for each accounting period to which they relate, provided always that it is acknowledged by the Purchaser that the Management Accounts have not been audited.

2.4          Dividends and Distributions

(a)           No dividend or other distribution of profits or assets has been or has been agreed to be declared, made or paid by any Group Company since the Accounts Date.

(b)           All dividends or other distributions of profits or assets declared, made or paid since by any Group Company since 12 February 2004 have been declared, made and paid in accordance with law and its articles of association (or equivalent documents).

2.5          Bank Borrowings and Loan Capital

Except for the SPCs, no Group Company has any outstanding loan capital, nor has any Group Company incurred or agreed to incur any borrowing (other than intra-group borrowings) which it has not repaid or satisfied, nor is any Group Company a party to or under any obligation in relation to:

(a)           any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

(b)           any other arrangements (other than intra-group borrowings) the purpose of which is to raise money or provide finance or credit.

2.6          Guarantees

The Disclosure Letter identifies any liability of any Group Company (whether present or future, actual or contingent) in respect of any guarantee in respect of the obligations of any other person (other than any other Group Company).

3.             COMMERCIAL AND FINANCIAL

3.1          Contracts and Outstanding Offers

(a)           Since 12 February 2004, each Group Company has, and, so far as the Warrantors are aware, each other party has, observed and performed in all material respects the terms and conditions on its part to be observed and performed under the Material Contracts (as defined in paragraph 3.3 below).

(b)           No Group Company will be required after the date of this agreement to undertake any work or supply any goods or services relating to the Group except under a contract entered into on or before the date of this agreement.

(c)           The Data Room contains a complete, current and accurate copy of each Material Contract, including all amendments thereto, as at the date of this agreement.

3.2          Defective Products

(a)           Since 12 February 2004, no Group Company has sold or marketed any products which were, when sold, in any material respect dangerous, faulty or defective or which did not comply in any material respect with any warranty or representation expressly or impliedly made by it.

(b)           All products sold or marketed by a Group Company since 12 February 2004 have been sold, marketed and otherwise dealt with by the Group Companies in accordance with (i) their applicable manufacturing, marketing and wholesaling authorisations and (ii) all other requirements of all applicable laws, rules, regulations, codes of practice, licences, authorisations or consents of the territory in which such products have been marketed.

(c)           All products manufactured on behalf of any Group Company since 12 February 2004 have been manufactured in accordance with (i) applicable manufacturing authorisations and (ii) all other requirements of all applicable laws, rules, regulations, codes of practice, licences, authorisations or consents of the territory in which such products have been manufactured.

(d)           The Disclosure Letter accurately describes all pending applications which have been made to vary, amend, renew or transfer any Marketing Authorisation.

3.3          Material Contracts

Save for any contracts, arrangements or obligations among one or more Group Companies, no Group Company is a party to any contract, arrangement or obligation which whether by reason of its nature, term, scope, price or otherwise:

(a)           is not in the ordinary course of trading of the business of that Group Company; or

(b)           is not of an arm’s length nature; or

(c)           is incapable of performance in accordance with its terms within 12 months of the date of this agreement; or

(d)           so far as the Warrantors are aware, is expected to result in a loss on completion of performance; or

(e)           requires an aggregate consideration payable in excess of US$200,000 (or the local currency equivalent) per annum; or

(f)            involves the supply of goods the aggregate sales value of which will represent in excess of five per cent. of the turnover of the Group expected by the Warrantors for the current financial year; or

(g)           contains any restrictions on any Group Company declaring a dividend or other distribution,

each such contract, arrangement or obligation being a Material Contract.

3.4          Anti-competitive Arrangements

No Group Company is now, or has been since 12 February 2004, party to any agreement or concerted practice or involved in any business conduct which infringes any anti trust or similar legislation in any jurisdiction in which it carries out business or has assets or sales (including, without limitation, Articles 81 and 82 EC) (formerly Articles 85 and 86 of the EC Treaty)) or has, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval or had an order, notice or direction made against it or received any request for information or statement of objection forms or corresponded with any court or authority, nor has any such person in connection with the Group during the period since 12 February 2004 been in receipt of any state aid within the meaning of Article 87(1) EC (formerly Article 82(1) of the EC Treaty).

3.5          Intellectual Property Rights

(a)           Summary details of all registered Intellectual Property (and any applications for any such rights) owned by each of the Group Companies are set out in the Disclosure Letter and such Intellectual Property rights are owned legally and beneficially by the Group Companies free of all Encumbrances.  Summary details of all Intellectual Property licensed-in by each of the Group Companies are also set out in the Disclosure Letter.

(b)           All unregistered Intellectual Property owned by the Group Companies is legally or beneficially owned by the relevant Group Company free of all Encumbrances.

(c)           All renewal fees and other official registry fees due and payable by the date of this agreement in respect of the registered Intellectual Property required to be disclosed pursuant to paragraph 3.5(a) have been paid, and all actions required to be taken before the date of this agreement for the prosecution of any such application, have been taken.

(d)           Copies of all material licences, assignments and research and development agreements relating to Intellectual Property (including, without limitation, research and development agreements) relating to the business of the Group Companies (IP Agreements), with the exception of any such licences implied in the supply of goods (other than the Products) or services or for the use of retail or off-the-shelf software applications, have been provided to the Purchaser in the Data Room and no Group Company is, and, so far as the Warrantors are aware, no other third party thereto is, in material breach of any IP Agreement.

(e)           So far as the Warrantors are aware, since 12 February 2004, there has been no material unauthorised use or infringement by any person of the Intellectual Property owned by the Group Companies or the Elan Licensed IPR.

(f)            So far as the Warrantors are aware, the business operations of the Group Companies as conducted at the date of this agreement do not infringe or make unauthorised use of, and since 12 February 2004 have not infringed or made unauthorised use of, any Intellectual Property of any third party.

(g)           There are no pending proceedings in any court or arbitration, administrative or other tribunal (either brought by or against the any Group Company) which are concerned with the validity, ownership or infringement of any of the Intellectual Property owned by the Group Companies.

(h)           The Intellectual Property owned by the Group Companies and, so far as the Warrantors are aware, in respect of third-party-owned Intellectual Property, the Intellectual Property licensed in by the Group Companies under any IP Agreement (including under licences from Elan or its affiliates), comprise all the material Intellectual Property required to carry on the business carried on by the Group Companies in the manner currently carried on.

3.6          Confidential Information

No confidential information or know how of the Group Companies (the unauthorised disclosure of which would have a material and adverse effect on the business of such Group Company) has been disclosed by any Group Company nor, so as far as the Warrantors are aware, has been disclosed by anyone else, to any third party other than under an obligation of confidentiality.

3.7          Business Names

The Group Companies do not carry on business under a name other than their own corporate name.

3.8          Data and Records

Since 12 February 2004 the Group Companies have complied in all material respects with all relevant requirements of the Data Protection Legislation.

For the purposes of this warranty:

Data Protection Legislation means all statutes, enacting instruments, common law, regulations, directives, codes of practice, circulars guidance notes, decisions, recommendations and the like (whether in the United Kingdom, the European Union or elsewhere) concerning the protection and/or processing of personal data.

3.9          Insurances

(a)           The Group Companies are insured against all risks required by law.  A summary of all significant, current insurances protecting the Group Companies against loss, liability, cost or expense are attached to the Disclosure Letter.

(b)           No insurance company which is a party to any insurance policy relevant to the Group has notified any Group Company in writing that such insurance policy has ceased to have effect or is void.

(c)           No claim in excess of US$75,000 is outstanding under any of the insurance policies held by the Group Companies.

4.             PROPERTIES

4.1          All Property

(a)           The Properties comprise all land owned, used or occupied by and all property rights vested in the Group Companies and are exclusively occupied by the respective Group Company shown in the schedule headed “Properties”.

(b)           All Properties are used by the Group Companies in carrying on its business.

(c)           Each Property is free from any Encumbrances.

(d)           The Properties are the only properties used by the Group Companies in carrying on the Group’s business.

4.2          No other liabilities

The Group Companies have no contingent liability in respect of any lease or other agreement in relation to any land or buildings previously owned or occupied by the Group Companies since 12 February 2004 other than in relation to the Properties.

4.3          Leasehold Properties

(a)           The rent under each lease under which a leasehold Property is held (each a Lease) has been paid when due, and, so far as the Warrantors are aware, the relevant Group Company has complied in all other material respects with the terms of each Lease.

(b)           No notices have been given or received under any Lease which remain outstanding or are otherwise current and there are no subsisting disputes between any Group Company and the immediate landlord or with any third party in relation to any Lease.

(c)           No Group Company has received notice of any item of expenditure already incurred by the landlord of any Property or contracted to be incurred by him in respect of which the amount recoverable from any Group Company is in excess of US$50,000.

4.4          General

The Warrantors have not received any notice from any third party of his or its intention to exercise any powers of entry and taking possession or other enforcement action in respect of any of the Properties to or terminate any of the rights enjoyed in respect of those Properties.

5.             EMPLOYMENT, INCENTIVES AND PENSIONS

5.1          Particulars Disclosed

The Disclosure Letter contains the following information:

(a)           details of all material contractual benefits, remuneration, notice period, date of commencement of employment and date of continuous employment applicable to each of the Senior Employees as at the date of this agreement (the Remuneration Date) (and for the purposes of this paragraph material contractual benefits means contractual benefits with an aggregate value of US$10,000 or more per Senior Employee per annum);

(b)           a description of any recognised trade union, works council or other body representing the Employees.

5.2          Employees and Terms and Conditions of Employment

(a)           None of the Senior Employees has given, or has been given, notice of termination of his employment or entered into any arrangement with a Group Company regarding the termination of his employment.

(b)           In respect of each Group Company, there are no collective or workforce agreements, recognition agreements with trade unions, dismissal procedures agreements and trade union membership agreements.

(c)           Since the Remuneration Date, no change has been made to the terms of employment of any Senior Employee, nor is there any obligation to make such a change, other than non-material changes in the ordinary course of business.

(d)           All contracts of employment with the Senior Employees are terminable by four months’ notice or less without giving rise to a claim for compensation or re-employment obligations (other than a statutory redundancy payment or statutory compensation for unfair dismissal or similar liabilities).

(e)           No Group Company owes any amount to any of the Senior Employees (or former employees) other than for accrued remuneration or reimbursement of expenses.

(f)            There is no term of employment relating to any of the Senior Employees which provides that a change of control of any of the Group Companies shall entitle that Senior Employee to treat the change of control as amounting to a breach of his contract of employment or entitling him to any payment or benefit or entitling him to treat himself as dismissed whether constructively or otherwise or to fail to observe any ongoing obligations or restrictions.

(g)           Since 12 February 2004, none of the Group Companies has been a party to a relevant transfer (as defined in the Employment Regulations).

5.3          Disputes, Investigations, etc.

(a)           There is not, and since 12 February 2004 there has not been, any collective labour dispute or industrial action affecting any of the Group Companies.

(b)           No Group Company has received notice of court or tribunal proceedings (which are still ongoing) in respect of any of the Employees.

(c)           No Senior Employee has within a period of two years before the date of this agreement been involved in any criminal proceedings relating to the Group or is currently subject to any disciplinary action or engaged in any grievance procedure.

5.4          Incentives

Details of any contracts, agreements or arrangements relating to any bonus, profit sharing, share incentive or share option scheme between any of the Group Companies and any of the Employees are set out in the documents disclosed at section 04.10 of the Data Room.

5.5          Obligations

Within the last year, no Group Company has given notice of redundancies or started consultation in accordance with any statutory obligation relating to the redundancy of any of the Employees.

5.6          Pensions

In this paragraph:

Benefit means any pension including voluntary pensions, lump sum or benefit of a similar nature, including without limitation severance indemnities provided under relevant collective agreements or by applicable laws provided or to be provided on retirement, by reference to retirement after leaving service or termination of an employment agreement, or death;

Plan means the Group Personal Pension Scheme provided through AXA Sun Life; and

State Pension Scheme means all state pension, health and other social security contributions or obligations to pay Benefits, to which any Group Company is required to contribute by its domestic law.

(a)           Except under the Plan or pursuant to any State Pension Scheme, there is no arrangement (other than any under public law, statute or regulation) to which any of the Group Companies contribute or are liable to contribute or under which they provide or are liable to provide any Benefits by way of a defined benefits scheme for or in respect of any current or former employee (or any spouse, child or dependent of any such employee) of any Group Company.

(b)           No proposal to provide any Benefit by way of a defined benefit scheme to or in respect of any Employee or former employee has been announced and no agreement to contribute to any such arrangement (other than the Plan or any State Pension Scheme) has been reached.

5.7          Compromise agreements

Copies of the compromise agreements entered into between the Company and each of Bryan Morton and Felix Botelho are annexed to the Disclosure Letter.

6.             TAX

6.1          General

(a)           Taxation liabilities

All Taxation of any nature whatsoever for which any Group Company is liable and which has fallen due for payment has been duly paid.

(b)           Taxation returns

All notices, computations and returns which ought to have been given or made, have been properly and duly submitted by each Group Company to the relevant Taxation authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities.  All records which any Group Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the relevant Group Company are owned by the relevant Group Company, have been duly kept and are available for inspection at the premises of the relevant Group Company.

(c)           Claims and requests for treatment

All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Accounts have been duly made.

(d)           Concessions and arrangements

The amount of Taxation chargeable on any Group Company during the statutory limitation period in each relevant jurisdiction has not been affected to any material extent by any concession, arrangements, agreement or other formal or informal arrangement with any Taxation Authority (not being a concession, agreement or arrangement available to companies generally).

(e)           Penalties and interest

No Group Company has within the statutory limitation period in each relevant jurisdiction paid or become liable to pay, nor are there are any circumstances by reason of which it is likely to become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

(f)            Investigations

No Group Company has within the past twelve months been subject to or is currently subject to any investigation, audit or visit by any Taxation or excise authority, and, so far as the Warrantors are aware, no such investigation, audit or visit is planned for the next twelve months.

6.2          Deductions and Withholdings

Each Group Company has made all deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted and due for payment.

6.3          Tax Grouping

Since 12 February 2004, no Group Company has had its tax affairs dealt with on a consolidated basis nor have any of them entered into a tax sharing arrangement (including without limitation any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of profits, gains or losses, except as set out in the Disclosure Letter which gives full details of any such arrangement that any Group Company has entered into.

6.4          Tax Residence

Since 12 February 2004, no Group Company has been treated for any Taxation purpose as resident in a country other than the country of its incorporation and no Group Company has, or has had within the relevant statutory limitation period, a branch, agency or permanent establishment in a country other than the country of its incorporation.

6.5          Transfer Pricing

The Warrantors have not received any notice that any transactions or arrangements involving a Group Company which have taken place prior to the date of this agreement will be challenged by a Taxation or excise authority pursuant to any provision relating to transactions otherwise than on arm’s length terms and, so far as the Warrantors are aware, there are no circumstances which make it likely that any such notice will be issued.

6.6          Value Added Tax

(a)           Each Group Company is duly registered for the purposes of VAT in its country of incorporation.

(b)           Each Group Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of records.

(c)           No Group Company has made any material exempt supply in the current or preceding VAT year applicable to that Group Company by reason of which there might not be entitlement to credit for VAT attributable to such supply.

6.7          Stamp Tax

All stamp tax and similar taxes or duties have been duly paid in respect of all documents (other than those which have ceased to have legal effect) which relate to the title of a Group Company to any asset.

6.8          Zeneus Holdings Limited and Zeneus Pharma Limited

In the period from 3 September 2003 to 12 February 2004 neither Zeneus Holdings Limited nor Zeneus Pharma Limited carried on any activity of any nature which could have given rise to a charge to Tax.

6.9          Tax liabilities in the period from 12 February 2004 to the Accounts Date

No Group Company has incurred or will incur, in respect of the period from 12 February 2004 to the Accounts Date, any liability in respect of Tax (whether actual or contingent) that is not fully provided for or disclosed in the Accounts and, in particular, has not incurred or will not incur an outstanding liability for:

(a)           Tax in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise between 12 February 2004 and the Accounts Date; or

(b)           purchase, value added, sales or other similar tax in any part of the world referable to transactions effected between 12 February 2004 and the Accounts Date,

that is not provided for in full in the Accounts.

6.10        Tax liabilities in the period from the Accounts Date to the date of this Agreement

(a)           No Group Company has incurred or will incur, in respect of the period from the Accounts Date to and including the date of this agreement any liability in respect of Taxation (whether actual or contingent) in consequence of any Event which occurred outside the ordinary course of business of that Group Company.

(b)           For the purposes of subclause 6.10(a) above, the following, shall, without limitation to any other Event which may be outside the ordinary course of business of the relevant Group Company be regarded as occurring outside the ordinary course of business of that Group Company;

(i)            any event which is, or is deemed to be a dividend or distribution for the purposes of any Tax; or

(ii)           the disposal of any asset (including trading stock) or the supply of any service or business facility of any kind (including the letting, hiring or licensing of any tangible or intangible property) in circumstances where the consideration actually received (if any) for such disposal or supply is less than the consideration deemed to have been received for the purposes of any Tax; or

(iii)          any Group Company ceasing, or being deemed to cease, to be a member of any group of companies or associated with any other company for the purposes of any Tax; or

(iv)          any Event or the earning of any income, profits or gains which results in any Group Company becoming liable to pay or bear a liability to Tax chargeable directly or primarily against or attributable directly or primarily to another person (not being another Group Company);

(v)           any other Event which gives rise to a liability to Tax on deemed (as opposed to actual) income, profits or gains;

(vi)          any disposal or deemed disposal of any capital asset or the moving of a capital asset in to, or out of, a trade; or

(vii)         any disposal or settlement of any debt which has arisen as a result of a transaction for the lending of money,

but only, in the case of any Event referred to in paragraph (ii) above, to the extent that the liability to Tax is attributable to the difference between the consideration referred to in that paragraph as being actually received and the consideration so referred to as being deemed to have been received for the purposes of any Tax.

(c)           For the purposes of this clause 6.10, “Event” means (without limitation) any transaction, action or omission, any change in the residence of any person for the purposes of any Tax or the death of any person.

7.             CONDUCT OF BUSINESS SINCE THE EFFECTIVE DATE

So far as the Warrantors are aware, between the Effective Date and the date of this agreement, no Group Company has done any of the things specified in paragraphs (a) to (x) of clause 1 of Schedule 5.

PART 3

PURCHASER’S AND PURCHASER GUARANTOR’S WARRANTIES

1.             The Purchaser is a corporation validly existing under the laws of the State of Delaware, United States of America with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this agreement.

2.             The execution and delivery of, and the performance by the Purchaser of its obligations under this agreement will not:

(a)           result in a breach of the constitutional documents of the Purchaser;

(b)           result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound;

(c)           result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound; or

(d)           require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made.

3.             This agreement constitutes valid and binding obligations of the Purchaser.

4.             Immediately following the execution of this document the Purchaser will have immediately available on an unconditional basis the necessary cash resources to meet its obligations to pay the Aggregate Consideration to the Sellers and the Minor Sellers and will procure that such cash resources will remain immediately available on an unconditional basis at all times up to and including the earliest of:

(a)           the Long Stop Date;

(b)           the Completion Date; and

(c)           the date on which this agreement is terminated under subclauses 4.2 or 4.4.

5.             The Purchaser Guarantor is a corporation validly existing under the laws of the State of Delaware, United States of America with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this agreement.

6.             The execution and delivery of, and the performance by the Purchaser Guarantor of its obligations under this agreement will not:

(a)           result in a breach of the constitutional documents of the Purchaser Guarantor;

(b)           result in a breach of, or constitute a default under, any instrument to which the Purchaser Guarantor is a party or by which the Purchaser Guarantor is bound;

(c)           result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser Guarantor is a party or by which the Purchaser Guarantor is bound; or

(d)           require the Purchaser Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made.

7.             This agreement constitutes valid and binding obligations of the Purchaser Guarantor.

SCHEDULE 4

LIMITS ON WARRANTY CLAIMS

1.             Exclusions

1.1           The Warrantors shall not be liable in respect of a General Warranty Claim to the extent that the matter or circumstance giving rise to that claim:

(a)           was provided for in any allowance, provision or reserve in the Accounts which covers the loss or damage to which the Warrantors’ liability relates; or

(b)           was provided for in the Transaction Liabilities Amount and/or the External Debt Amount in each case as stated in the Final Completion Statement and in case where the relevant amount covers the loss or damage to which the Warrantors’ liability relates; or

(c)           is fairly disclosed in the First Disclosure Letter or the Second Disclosure Letter; or

(d)           is a matter or circumstance of which the Purchaser has actual knowledge at the date of this agreement or the Second Disclosure Date by virtue of statements, documents or information made available or provided to the Purchaser by or on behalf of the Warrantors but only where the relevant individual who has knowledge is the correct individual at the Purchaser to apprise the import of the relevant matter or circumstance and appreciate its significance.

1.2           The Warrantors shall not be liable in respect of a General Warranty Claim to the extent the relevant liability would not have arisen but for:

(a)           a change in legislation or a change in the interpretation of legislation on the basis of case law made after the Second Disclosure Date (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any official and accepted practice previously published by a Taxation Authority, in either case occurring after the Second Disclosure Date and having retrospective effect; or

(b)           save for the acquisition hereunder, any voluntary reorganisation of the Group by the Purchaser after Completion save to the extent such reorganisation is required by virtue of matters undertaken or committed by any Group Company or any Seller prior to Completion or is otherwise required to comply with any law; or

(c)           any voluntary act or omission otherwise than in the ordinary course of business of any Group Company on or before Completion carried out at the written request or with the written consent of the Purchaser or any voluntary act or omission of the Purchaser or any Group Company otherwise than in the ordinary course of business after Completion but only to the extent in any case that the relevant liability is attributable to such voluntary act or omission by the Purchaser or Group Company; or

(d)           any failure or omission by any Group Company without cause to make any valid claim, election, surrender or disclaimer where it is appropriate and prudent to do so, to give any valid notice or consent where it is appropriate and prudent to do so under the provisions of any enactment or regulation relating to Tax after Completion, to the extent the making, giving or doing of which was taken into account in computing the provisions for Tax in the Accounts; or

(e)           a cessation, or a reorganisation, or any change in the nature or conduct, of any trade carried on by any Group Company at Completion, being a cessation, reorganisation or change occurring on or after Completion and occurring by virtue of any voluntary act carried out by the Purchaser otherwise in the ordinary course of business.

1.3           The Purchaser shall reimburse as soon as reasonably practicable to the Warrantors an amount equal to any sum paid by the Warrantors under any of the General Warranties which is subsequently recovered by or paid to the Purchaser by a third party, (after deducting any costs and expenses reasonably incurred in connection with such recovery and any Tax charged on the recovered amount (solely to the extent that the tax charged on the receipt of such recovered amount would not otherwise have been charged to the relevant Group Company if the subject of the General Warranty Claim had not occurred and it had otherwise received the payment or benefit as it originally should have) (Recovered Amount). If any such sums are recovered from third parties prior to such outstanding General Warranty Claim having been settled by the Warrantors then the amount of their liability in respect of such claim shall be reduced by such Recovered Amount.

2.             Financial limits

The liability of the Warrantors under or in respect of the General Warranties shall be limited as follows:

(a)           the Warrantors shall not be liable in respect of, and there shall be disregarded for all purposes, any General Warranty Claim unless the amount of the damages to which the Purchaser would, but for this paragraph, be entitled as a result of that General Warranty Claim exceeds US$200,000 (provided that in considering whether this limit has been exceeded, all claims arising out of the same event, fact, matter or circumstance shall be aggregated and treated as a single claim);

(b)           the Warrantors shall not be liable in respect of any General Warranty Claim unless the aggregate amount of damages resulting from any and all General Warranty Claims (other than claims disregarded as contemplated by subparagraph (a) above) exceeds US$1,000,000 in which event the Warrantors shall be liable for the amount of the excess over US$1,000,000; and

(c)           the aggregate liability of the Warrantors in respect of any and all General Warranty Claims shall not exceed US$1,000,000 (including any amounts for costs or interest) provided that to the extent that any amounts are reimbursed by the Purchaser to the Warrantors in accordance with paragraph 1.3 above or otherwise, then such reimbursed amounts shall be treated as though they had not been paid by the Warrantors to the Purchaser and shall not be included in computing the aggregate liability of the Warrantors.

3.             Time limits

3.1           If the Purchaser becomes aware of any matter which gives rise to a General Warranty Claim, the Purchaser shall give written notice to each of the Warrantors as soon as reasonably practicable after the date on which it becomes aware of that matter, specifying reasonable details to the extent the Purchaser is able to do this and subject to any privilege issues provided that any failure by the Purchaser to give such notice shall not extinguish or in any way affect any liability of the Warrantors in relation to the relevant General Warranty.

3.2           The liability of the Warrantors in respect of the General Warranties shall terminate on the date which is 18 (eighteen) months after the Second Disclosure Date except in respect of any relevant General Warranty Claim of which notice is given to the Warrantors before the relevant date. The liability of the Warrantors in respect of any General Warranty Claim (other than a claim in respect of any of the General Warranties in paragraph 6 of Part 2 of Schedule 3 to this agreement) shall in any event terminate if proceedings in respect of it have not been commenced or the claim has not been settled within six months after the giving of notice of that General Warranty Claim (subject always to paragraph 8 and subject further where the Purchaser is required to do anything or omit to do anything under paragraphs 4 or 7, the commencement of the relevant 6 month time period will be extended by such additional time it takes to comply with the Warrantors’ requirements and shall instead start to commence once the Purchaser is no longer able to pursue any or defend any third party claim in accordance with those clauses).

4.             Third party claims

4.1           Subject to paragraph 5, in circumstances where any claim, action or demand by a third party arises which gives rise to a General Warranty Claim the Purchaser shall, subject to being indemnified and secured by the Warrantors to its reasonable satisfaction against any claims, costs, expenses and other liabilities as may be incurred, take such action and initiate such proceedings, and give such information and assistance, as the Warrantors may from time to time reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter in question or enforce against the relevant third party the rights of the Purchaser or relevant Group Companies in relation to the matter in question.

4.2           The Purchaser shall:

consult with the Warrantors as soon as reasonably practicable with regard to any actual or proposed developments relating to the matter contemplated by paragraph 4.1 above and provide the Warrantors at the Warrantors ‘ cost with copies of all relevant correspondence and documents in relation to that matter; and

not admit liability in respect of or settle or compromise such matter without the prior written consent of the Warrantors, such consent not to be unreasonably withheld or delayed.

5.             Qualification to Third Party Claim Provisions

Notwithstanding any other provision of paragraph 4 of this Schedule (the Third Party Claims Clauses), the Third Party Claims Clauses shall not apply:

to the extent that their application would, or would be reasonably likely to, have a material adverse effect on the financial, trading or other prospects of any member of the Group; and/or to the extent their application would or would be reasonably likely to damage the goodwill of any member of the Group; and/or to the extent that the General Warranty Claim is or becomes subject to recovery under the Warranty Insurance Policy at the time negotiation, litigation or arbitration with regard to the relevant matter being the subject of the General Warranty Claim is commenced; and/or to the extent that their application would in any way prejudice the Purchaser’s claim against the Warrantors.

6.             Mitigation

Nothing in this agreement shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by it as a result of any of the Warranties being untrue or inaccurate.

7.             Recovery from Insurance

Without prejudice to the Purchaser’s duty to mitigate any loss in respect of any of the Warrantors’ Warranties being untrue or inaccurate, where a breach of any of the General Warranties shall be in respect of a matter where any Group Company shall be insured against any loss or damage or shall have a valid claim under the Shamrock Tax Deed or any express indemnity under the Shamrock Sale and Purchase Agreement arising therefrom, the Purchaser shall not make any claim against the Warrantors for breach of any such General Warranty without first procuring that the relevant Group Company shall make a claim against its insurers or, where applicable, the relevant third party for compensation for the loss or damage suffered (provided that this provision shall not preclude the Purchaser from notifying the Warrantors of a claim in accordance with paragraph 3 and, for the avoidance of doubt, does not apply in relation to any claims against the Insurer under the Warranty Insurance Policy).  Any claim against the Warrantors shall be limited (in addition to the limitations on the Warrantors’ liability elsewhere referred to herein) to the amount by which the amount of the loss or damage suffered by the Purchaser as a result of such breach shall exceed the insurance proceeds received or, as applicable, any recovery made under the Shamrock Tax Deed or any express indemnity under the Shamrock Sale and Purchase Agreement (after deducting costs and expenses reasonably incurred by the Purchaser or the relevant Group Company, tax arising as a result of the receipt of such proceeds (solely to the extent that the tax charged on the receipt of such proceeds would not otherwise have been charged to the relevant Group Company if the subject of the General Warranty Claim had not occurred and it had otherwise received the payment or benefit as it originally should have) and, where applicable, any increase in any insurance premiums in the following year which is attributable to any such claims for compensation) by the Company or the member of the Group (as the case may be).

8.             Contingent liabilities

If any General Warranty Claim is based upon a liability which is contingent only, the Warrantors shall have no obligation to make a payment in respect thereof unless and until such contingent liability ceases to be contingent within 24 months after the date of notification of the claim to the Warrantors provided that so long as such claim has been notified to the Warrantors in accordance with paragraph 3 above, then the requirement in paragraph 3 to commence legal proceedings shall be amended to require that proceedings be commenced within six months of the date on which the said liability ceases to be contingent.

9.             No double recovery

The Purchaser or a Group Company shall not be entitled to recover any damages more than once in respect of the same loss suffered.

10.          Tax

The General Warranties set out in paragraph 6 (except for paragraph 6.8) of Part 2 of Schedule 3 are given only in respect of the period commencing on 12 February 2004 and ending on the date of this agreement.

SCHEDULE 5

PRE-COMPLETION

1.             Pending Completion each Seller shall exercise all rights and powers available to it so as to procure that no Group Company shall between the time of this agreement and Completion:

(a)           depart from its ordinary course of business; or

(b)           except in the ordinary course of business on normal arm’s length terms, dispose of, agree to dispose of, or grant or agree to grant any option in respect of, any material part of its assets; or

(c)           declare, make or pay any dividend or other distribution; or

(d)           create, allot or issue or agree to create, allot or issue any shares or other securities of whatsoever nature convertible into shares; or

(e)           create, issue, redeem or grant any option or right to subscribe in respect of any share capital or agree so to do; or

(f)            borrow (other than by bank overdraft or similar facility in the ordinary course of business and within limits subsisting at the date of this agreement) any money or agree so to do; or

(g)           make any capital commitment with an individual contract value of $125,000 or more, including for this purpose, the acquisition of any capital asset under a finance lease; or

(h)           make a capital commitment, which, together with all other such capital commitments entered into between the date of this agreement and Completion, exceeds the sum of $125,000 in the aggregate; or

(i)            dispose of any fixed asset having a book value in excess of US$10,000; or

(j)            except in the ordinary course of business, create, grant or issue or agree to create, grant or issue, any Encumbrance or give or agree to give any guarantee or indemnity; or

(k)           permit any of its insurances to lapse or knowingly do anything which would make any policy of insurance void or voidable; or

(l)            other than as required pursuant to this agreement, alter the provisions of its Memorandum or Articles of Association or adopt or pass further regulations or resolutions inconsistent therewith; or

(m)          change its accounting reference date; or

(n)           make any substantial change in the nature or organisation of its business;

(o)           discontinue or cease to operate all or a material part of its business; or

(p)           transfer all or any material part of its business or assets to any other Group Company other than in the ordinary course of business;

(q)           change its residence for Taxation purposes; or

(r)            reduce its share capital or purchase its own shares; or

(s)           engage or dismiss, other than for cause, any Senior Employee (except where the engagement or dismissal process has already commenced) or make any material variation to the terms and conditions of employment of any Senior Employee other than salary increases in the ordinary course and at normal market rates; or

(t)            assign, licence, charge or otherwise dispose of any of its material Intellectual Property or Business Information; or

(u)           pass any resolutions in general meeting or by way of written resolution, including, without limitation, any resolution for winding-up, or to capitalise any profits or any sum standing to the credit of share premium account or capital redemption reserve fund or any other reserve; or

(v)           make any material change to the accounting procedures or principles by reference to which its accounts are drawn up; or

(w)          repay trade creditors or collect trade debtors on a basis inconsistent with the practice of the Group in the past 12 months; or

(x)            enter into a licence agreement with MGI Pharma, Inc. in relation to Dacogen,

except in each case with the prior written consent of the Purchaser (such consent not to be unreasonably withheld) or except as expressly provided in the Disclosure Letter or in this agreement.

2.             Pending Completion each Seller (so far as it is reasonably able) shall procure that each Group Company shall permit the Purchaser, its agents and representatives to be given reasonable access upon reasonable notice and in normal business hours to its books and records of account.

3.             The parties agree to establish an interim committee (the Interim Committee) which shall be consulted by the directors of the Group Companies on any key decision to be made in the period between the date of this agreement and the Completion Date and which is material to the Group as a whole going forward provided that, subject to the provisions of paragraph 1 of this Schedule, the directors of each Group Company shall be responsible for making all decisions relating to that Group Company.  The Interim Committee will be comprised of Steven Harris, Charles Swingland, Alain Aragues and John Dawson.  The Interim Committee will meet weekly, including, if necessary, by telephone.

SCHEDULE 6

COMPLETION

PART 1

SELLERS’ OBLIGATIONS

At Completion each Seller shall procure:

(a)           the delivery to the Purchaser of:

(i)            duly executed transfers in favour of the Purchaser or its nominee(s) of all of the Sale Shares legally or beneficially held by it;

(ii)           the share certificate(s) representing the Sale Shares legally or beneficially held by it (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);

(iii)          such waivers or consents as the Purchaser may request in writing not later than five Business Days prior to the Completion Date to enable the Purchaser or its nominees to be registered as holders of the Sale Shares legally or beneficially held by it;

(iv)          the resignations of Sir Richard Sykes, Steven Harris, Charles Swingland, Gerhard Mayr, Cathrin Petty and Tom Hall as directors of the Company, in each case acknowledging under seal in the Agreed Form that she or he has no claim against the Company for loss of office;

(v)           the resignation of Steven Harris, Charles Swingland, Cathrin Petty and Tom Hall as directors of Zeneus Pharma Limited, in each case acknowledging under seal in the Agreed Form that she or he has no claim against Zeneus Pharma Limited for loss of office;

(vi)          the resignation of Steven Harris as a director, manager or general manager (whichever is applicable) of each Group Company of which he is a director, manager or general manager, in each case acknowledging under seal in the Agreed Form that he has no claim against the relevant Group Company for loss of office;

(vii)         the resignation of Cathrin Petty and Steven Harris as directors of Zeneus Pharma Inc., in each case acknowledging under seal in the Agreed Form that she or he has no claim against Zeneus Pharma Inc. for loss of office; and

(viii)        the resignation of Steven Harris as a secretary of Zeneus Pharma (Ireland) Limited, acknowledging under seal in the Agreed Form that he has no claim against Zeneus Pharma (Ireland) Limited for loss of office; and

(b)           that a board meeting of each Group Company is held at which it is resolved that:

(i)            in respect of the Company, Alain Aragues, John Dawson, Kevin Buchi, John Osborn and Robert Roche are appointed as additional directors, such appointments to take effect on the Completion Date;

(ii)           in respect of Zeneus Pharma Limited, Alain Aragues, John Dawson, Kevin Buchi, John Osborn and Robert Roche are appointed as additional directors, such appointments to take effect on the Completion Date;

(iii)          in respect of each of Zeneus Pharma S.A.U., Zeneus Pharma (Ireland) Limited, Zeneus Pharma Italia S.r.l., Zeneus Pharma GmbH, Zeneus Pharma Sarl, Zeneus Pharma B.V. Zeneus Pharma Aps, and Zeneus Pharma Sp.z.o.o.w. Organizacji, Alain Aragues is appointed as an additional director, such appointment to take effect on the Completion Date;

(iv)          in respect of Zeneus Pharma (Ireland) Limited, John Ilett is appointed as secretary, such appointment to take effect on the Completion Date;

(v)           in respect of Zeneus Pharma Inc., Frank Baldino and Kevin Buchi are appointed as directors, such appointments to take effect on the Completion Date;

(vi)          in respect of the Company, the transfers of the Sale Shares and the Minor Shares in respect of which the Purchaser has received valid acceptances from the Minor Sellers in respect of the offer made by the Purchaser pursuant to subclause 17.1 (subject only to their being duly stamped) are approved for registration, notwithstanding anything contained in the Articles of Association; and

(vii)         in respect of each Group Company, the resignations of the directors and secretary referred to in paragraphs (a)(iv), (a)(v), (a)(vi), (a)(vii) and (a)(viii) applicable to that Group Company are tendered and accepted so as to take effect at the close of the meeting, and that minutes of such board meetings, certified as correct by the secretary of the relevant Group Company and the resignations and acknowledgements referred to paragraphs (a)(iv), (a)(v), (a)(vi), (a)(vii) and (a)(viii) are delivered to the Purchaser’s Solicitors.

PART 2

PURCHASER’S OBLIGATIONS

At Completion the Purchaser shall:

(a)           pay to the Sellers’ Agent by way of telegraphic transfer an amount equal to the Sellers’ Consideration;

(b)           procure that Zeneus Pharma Limited will pay the Redemption Amount to the holders of SPCs (subject to any deduction or withholding in accordance with subclause 13.3) pursuant to clause 13 on the Completion Date immediately following Completion;

(c)           procure the payment by Zeneus Pharma Limited or a person acting its behalf of the Deferred Consideration to Elan pursuant to clause 14 on behalf of Zeneus Pharma Limited; and

(d)           deliver to the Sellers’ Solicitors a certified copies or extract of resolutions of the board of directors of the Purchaser and the Purchasers’ Guarantor authorising the execution of this agreement and each document to be executed by the Purchaser at Completion.

SCHEDULE 7

OFFER TO THE MINOR SELLERS

PART 1

FORM OF OFFER

[On letterhead of Cephalon International Holdings, Inc.]

7 December 2005

Dear [•]

Offer to acquire your [B/D] Shares in the capital of Zeneus Holdings Limited

1.             Introduction

1.1           On 5 December 2005 we entered into a share purchase agreement (the SPA) with certain of the shareholders in Zeneus Holdings Limited (the Company) pursuant to which we have agreed to acquire their shares in the Company.  A conformed copy of the SPA is enclosed.

1.2           We hereby offer to acquire your entire holding of [B/D] ordinary shares of £0.10 each (Offer Shares) in the capital of the Company on the terms and subject to the conditions set out in this document (the Offer).

1.3           Unless otherwise defined in this document, terms and expressions defined in the SPA shall have the same meaning when used in this document.

2.             The Offer

2.1           The consideration for your Offer Shares will be paid in cash and calculated and paid in accordance with paragraphs 6.3 and 8 below.

2.2           The Offer Shares will be acquired by Cephalon International Holdings, Inc. (the Purchaser) pursuant to the Offer free from all encumbrances and together with all rights attaching to them from 30 November 2005.

2.3           The Offer is open for acceptance until 3.00 p.m. (London time) on 28 December 2005.

3.             Conditions

The Offer is conditional upon completion of the sale and purchase of shares in the Company (Completion) in accordance with the terms of the SPA.  We will pay the consideration due to accepting holders of Offer Shares after this condition has been satisfied.

4.             Undertaking from the Purchaser

We hereby undertake to you that neither we nor any person acting by agreement or understanding with us has during the six months prior to the date of this document acquired or agreed to acquire shares in the Company on more favourable terms than those set out in this document.

5.             Procedure for Acceptance of the Offer

To accept the Offer in respect of your Offer Shares, the form of acceptance set out in Schedule 1 to this document (the Form of Acceptance) must be completed, signed, witnessed and returned to us at [•] together with the relevant share certificate(s) (or an express indemnity in a form satisfactory to the Purchaser in respect of any share certificates found to be missing) as soon as possible and, in any event, so as to be received by us by no later than 3.00 p.m. (London time) on 28 December 2005.

6.             Further terms of the Offer

6.1           Each holder of Offer Shares by whom, or on whose behalf, any Form of Acceptance is executed irrevocably undertakes, warrants and agrees to and with the Purchaser (so as to bind him and his personal representatives, heirs, successors and assigns) to the following effect:

(a)           that his execution of the Form of Acceptance shall constitute:

(i)           an acceptance of the Offer in respect of his entire holding of Offer Shares; and

(ii)          an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing,

in each case on and subject to the terms and conditions set out in this document and the Form of Acceptance;

(b)           that each of the following statements (the Offer Share Warranties) is true and accurate:

(i)             he is the sole beneficial owner or has the right to transfer or procure the transfer of the beneficial ownership of all the Offer Shares held by him to the Purchaser on the terms set out in this document and the Form of Acceptance;

(ii)            there is no Encumbrance on, over or affecting any of the Offer Shares held by him and there is no agreement or commitment to give or create any and no claim that any person is entitled to any of the foregoing has been received by him;

(iii)           he has the requisite capacity, power and authority to enter into and perform his obligations under the Form of Acceptance;

(iv)          the Form of Acceptance constitutes his valid and binding obligations;

(v)           the execution and delivery of, and the performance by him of his obligations under the Form of Acceptance will not:

(A)          result in a breach of, or constitute a default under, any instrument to which he is a party or by which he is bound; and

(B)           result in a breach of any order, judgment or decree of any court or governmental agency to which he is a party or by which he is bound;

(vi)          following Completion he will not have any claim against any Group Company in respect of the Offer Shares in his capacity as a member of the Company and neither he nor any beneficial owner of the Offer Shares will have any such claim;

(c)          that he will not exercise his voting rights so as to cause or otherwise permit any Leakage between the date of acceptance of the Offer and the date of Completion;

(d)          that if Completion occurs, the holder of the Offer Shares undertakes to pay to the Purchaser on demand and on an after-Tax basis the amount equal to the Leakage, if any, received by that holder of the Offer Shares or any of its Related Persons between 30 November 2005 and the date of Completion; any such payment shall, to the extent possible, be deemed to be a reduction of the purchase price for the Offer Shares sold by that holder pursuant to this Offer;

(e)          that the execution of the Form of Acceptance and its delivery to the Purchaser constitutes, subject to completion of the SPA, the irrevocable separate appointment of the Purchaser as his attorney and/or agent (Attorney), with an irrevocable instruction to the Attorney to:

(i)            complete and execute all or any form(s) of transfer and/or other document(s) in the Attorney’s discretion in relation to the Offer Shares held by him in favour of the Purchaser or as the Purchaser or its agents may direct;

(ii)           deliver such form(s) of transfer and/or other document(s) at the Attorney’s discretion together with any certificate(s) and/or other document(s) of title relating to his Offer Shares to the Purchaser; and

(iii)          do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance or deemed acceptance of the Offer and to vest in the Purchaser or its nominee his Offer Shares;

(f)            that he will ratify each and every act or thing which may be done or effected by the Purchaser or any director of the Purchaser or its respective agents, in the exercise of any of his or its powers and/or authorities hereunder (and to indemnify each such person against any losses arising therefrom);

(g)           the power of attorney conferred by this paragraph 6.1 is given by way of security for the performance of the obligations of the holder of Offer Shares concerned and is irrevocable in accordance with section 4 of the Powers of Attorney Act 1971;

(h)           that the terms and conditions of the Offer will be incorporated and deemed to be incorporated in, and form part of, the Form of Acceptance, which will be read and construed accordingly; and

(i)            on execution, the Form of Acceptance will take effect as a deed.

For the purposes of this paragraph 6.1, Leakage and Related Persons shall each be as defined in the SPA, except that the term “Seller” shall be replaced with “holder of the Offer Shares”.

6.2           Each holder of Offer Shares by whom, or on whose behalf, any Form of Acceptance is executed irrevocably authorises and instructs the Sellers’ Agent to apply any amounts paid to it under subclause 6.6 of the SPA toward paying the Sellers’ Transaction Costs.  This paragraph may be enforced by the Sellers’ Agent under the Contracts (Rights of Third Parties) Act 1999.

6.3           The consideration payable to a holder of Offer Shares under the Offer, which shall be paid in accordance with the provisions of paragraph 8 (Settlement) of this document, shall be an amount equal to (a) the Aggregate Consideration less the sum of £3.00; multiplied by (b) the Relevant Proportion.

For the purposes of this paragraph 6.3, in relation to any holder of Offer Shares, Relevant Proportion shall be deemed to mean:

the total number of Offer Shares held by that holder of Offer Shares
Fully Diluted Share Capital minus 3

6.4           We will be entitled to deduct and withhold from the consideration payable to a holder of Offer Shares under the Offer an amount equal to any income tax and/or social security contributions (or any similar tax imposed by any country outside the United Kingdom) which we or any Group Company are required to deduct, withhold or pay to any relevant Tax Authority with respect to the payment of such consideration.  We will account (or procure that the relevant Group Company will account) to the relevant Tax Authority in respect of any such deduction or withholding under this paragraph and to the extent that we do, we will not be required to pay any additional or compensatory amount in respect of such deduction or withholding.

6.5           We hereby acknowledge and agree that:

(a)           the Offer Share Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of you and on which we may rely in making the Offer;

(b)           no other statement, promise or forecast made by or on behalf of you may form the basis of, or be pleaded in connection with, any claim by us under or in connection with the Offer;

(c)           the liability of each holder of Offer Shares who is not a party to the SPA and who accepts the Offer shall be several and not joint;

(d)           nothing in this document shall be deemed to relieve us from any common law duty to mitigate any loss or damage incurred by it as a result of any breach of the Offer Share Warranties.

7.             Acceptances Irrevocable

Acceptances of the Offer shall be irrevocable and holders of Offer Shares accepting the Offer shall not be permitted to withdraw their acceptance.

8.             Settlement

8.1           Subject to Completion and receipt by the Purchaser of a duly completed, signed and witnessed Form of Acceptance and share certificate(s) for the shares in respect of which the Offer has been accepted (or an indemnity satisfactory to us), the consideration to which you are entitled under the Offer will be paid to you in accordance with your instructions set out on the completed Form of Acceptance and with the terms set out in this document.

8.2           All payments under the Offer will be made in US Dollars.

9.             Purchaser Guarantor

9.1           Cephalon, Inc. (the Purchaser Guarantor) unconditionally and irrevocably guarantees to you the due and punctual discharge and performance by the Purchaser of its obligations pursuant to the Offer (such obligations being together in this paragraph 9 the Guaranteed Obligations) including, without limitation, the payment by the Purchaser of consideration for your Offer Shares and agrees that if at any time or from time to time any Guaranteed Obligation of the Purchaser is not discharged or performed in full on the due date therefore, the Purchaser Guarantor will promptly after being given not less than three Business Days’ notice of the failure of the Purchaser to discharge or perform such obligation (and if such failure is not remedied by us in the interim) unconditionally discharge or perform or procure the discharge or performance of the relevant amount or obligation.

9.2           The Purchaser Guarantor shall indemnify you against all losses, damages, costs and expenses which you may suffer through or arising from any breach by the Purchaser of its obligations under this agreement.

9.3           The obligations of the Purchaser Guarantor under subparagraphs 9.1 and 9.2 above:

(a)           shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control, of, or the insolvency of, or any liquidation, winding-up or analogous proceedings relating to, the Purchaser or any change in the terms or nature of the Guaranteed Obligations;

(b)           shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate the Purchaser from all or any part of the Guaranteed Obligations or otherwise prejudice those obligations including (but without limiting the generality of the foregoing):

(i)            any amendment to this agreement; or

(ii)           the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against us or any other person.

9.4           As a separate and independent stipulation the Purchaser Guarantor agrees that if any of the Guaranteed Obligations are not enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity or any fact or circumstances or otherwise, they shall nevertheless be enforceable against and recoverable from the Purchaser Guarantor as though the same had been incurred by the Purchaser Guarantor and the Purchaser Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser Guarantor on demand.

9.5           The obligations of the Purchaser Guarantor under this paragraph 9 shall constitute direct, primary and unconditional obligations of the Purchaser Guarantor and you shall not be obliged to make any demand on or enforce any rights against the Purchaser or any other person before being entitled to make any demand on or enforce your rights against the Purchaser Guarantor under this paragraph 9.

10.          General

10.1         If Completion does not take place on or prior to 6 January 2006 (or such later date as we shall notify to you), the Offer will lapse.  If applicable, your share certificate(s) will be returned by post to your address in the register of members of the Company (or such other address as you may notify to the Purchaser in writing).  If the Offer lapses it will cease to be capable of further acceptance and accepting holders of Offer Shares and the Purchaser will cease to be bound by any Forms of Acceptance submitted before the time the Offer lapses.

10.2         This document, the Offer and the Form of Acceptance and all acceptances in respect thereof will be governed by and construed in accordance with English law and by executing the Form of Acceptance you submit to the exclusive jurisdiction of the Courts of England.

10.3         If you are in any doubt as to the procedures for acceptance of the Offer, or have any other questions regarding this document or the Offer, please contact [•].

Yours faithfully

For and on behalf of

Cephalon International Holdings, Inc.

For and on behalf of

Cephalon, Inc.

SCHEDULE 1 TO THE OFFER TO HOLDERS OF B/D SHARES

FORM OF ACCEPTANCE

To: Cephalon International Holdings, Inc.

Date:

1.             I hereby accept the offer from Cephalon International Holdings, Inc. (the Purchaser) dated [•] December 2005 (the Offer) to acquire my entire holding of [B/D] ordinary shares of £0.10 each (Offer Shares) in the capital of Zeneus Holdings Limited on the terms and subject to the conditions set out in the Offer.

2.             Please send the consideration to which I am entitled under the Offer by cheque to the following address:

Address:

3.             I hereby irrevocably undertake, represent, warrant and agree to the Purchaser (so as to bind me and my personal representatives, heirs, successors and assigns) to the following effect:

(a)           that the terms and conditions of the Offer will be incorporated and deemed to be incorporated in, and form part of, this Form of Acceptance, which will be read and construed accordingly;

(b)           that the execution of this Form of Acceptance constitutes my submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the exclusive jurisdiction of the Courts of England; and

(c)           on execution, this Form of Acceptance will take effect as a deed.

Signed as a deed by	)
)

[Note: Print Name in space above]

in the presence of:

Witness Signature:

Witness Name:

Witness Address

PART 2

FORM OF DRAG ALONG NOTICE

Dear [•]

Drag Along Notice in respect of your [B/D] Shares in the capital of Zeneus Holdings Limited

1.             Introduction

On 5 December 2005 Cephalon International Holdings, Inc. (the Purchaser) entered into a share purchase agreement (the SPA) with the persons listed in Schedule 1 (the Selling Holders) who together hold more than 50 per cent. of the A ordinary shares of £0.001 each in the capital of Zeneus Holdings Limited (the Company).  Pursuant to the SPA the Selling Holders agreed to transfer all of their shares in the Company to the Purchaser.  A conformed copy of the SPA is enclosed.

Enclosed with this notice is an offer dated [•] 2005 signed by and from the Purchaser to acquire your entire holding of [B/D] ordinary shares of £0.10 each (Offer Shares) in the capital of the Company (the Offer).  To the extent that you do not accept the Offer by 10.00a.m. (London time) on 21 December 2005 then, in accordance with article 35 of the articles of association of the Company, we hereby require you to transfer to the Purchaser the Offer Shares (the Transfer), on the terms and subject to the conditions set out in the Offer, on 21 December 2005 (or on such later date on which the Selling Holders transfer their shares to the Purchaser (in accordance with the terms of the SPA)).

To the extent that your Offer Shares are transferred to the Purchaser pursuant to this notice you will be deemed to have given the undertakings and made the warranties set out in the Offer.

This Transfer is conditional upon completion of the sale and purchase of the shares in the Company (Completion) in accordance with the terms of the SPA and provided that the conditions under the SPA are satisfied the Transfer will occur at Completion.

2.             Undertaking from the Purchaser

Pursuant to the Offer, the Purchaser has given an undertaking to you that neither it nor any person acting by agreement or understanding with it has during the six months prior to the date of the Offer acquired or agreed to acquire shares on more favourable terms than those set out in this notice.

The Purchaser is not a person connected with any of the Selling Holders.

3.             Procedure for Acceptance of the Offer

If you wish to accept the Offer in respect of your Offer Shares , you must return the completed, signed and witnessed form of acceptance set out in Schedule 1 to the Offer to the Purchaser at [•] together with the relevant share certificate(s) (if relevant) so as to be received by it by no later than 3.00 p.m. on 28 December 2005.  If you require an additional form of acceptance of the Offer, please contact [•].

If you have any questions regarding this document or the Transfer, please contact Charles Swingland.

Yours faithfully

for and on behalf

The A Shareholders

SCHEDULE 1 TO THE DRAG ALONG NOTICE

DETAILS OF SELLING HOLDERS

Apax Europe V - A, L.P.

Apax Europe V - B, L.P.

Apax Europe V C GmbH & Co. KG

Apax Europe V - D, L.P.

Apax Europe V - E, L.P.

Apax Europe V - F, C.V.

Apax Europe V - G, C.V.

Apax Europe V - 1, L.P.

Apax Europe V - 2, L.P.

Apax Europe IV - A, L.P.

Apax Europe IV - B, L.P.

Apax Europe IV C GmbH & Co. KG

Apax Europe IV - D, L.P.

Apax Europe IV - E, L.P.

Apax Europe IV - F, C.V.

Apax Europe IV - G, C.V.

Apax Europe IV - H GmbH & Co, K.G.

Steven Harris

Charles Swingland

Sir Richard Sykes

Gerhard Mayr

SCHEDULE 8

CALCULATION OF PRICE PER SHARE

1.             The Aggregate Consideration shall be apportioned among the Shares as follows:

(a)           for each C Share, £1.00; and

(b)           for each Share other than a C Share:

the Aggregate Consideration minus the US Dollar equivalent of £3.00 converted at the Applicable Rate

Fully Diluted Share Capital minus 3

2.             The Sellers’ Proportion shall be:

the aggregate number of Shares held by the Sellers minus 3

Fully Diluted Share Capital minus 3

3.             In relation to each Minor Seller, the Relevant Proportion shall be:

the aggregate number of Minor Shares held by that Minor Seller

Fully Diluted Share Capital minus 3

SCHEDULE 9

COMPLETION STATEMENT

PART 1

FORM OF COMPLETION STATEMENT

STATEMENT OF NET WORKING CAPITAL AMOUNT

Stock	[•]
Plus Trade Debtors	[•]
Plus Other Debtors	[•]
Plus Prepayments	[•]
Less Trade Creditors	[•]
Less Other Creditors	[•]
Less Accruals	[•]
Net Working Capital Amount	[•]
Working Capital Adjustment Amount	[•]

STATEMENT OF CASH, DEBT AND TRANSACTION LIABILITIES

Transaction Liabilities Amount	[•]
External Debt Amount	[•]
Cash Amount	[•]

PART 2

ACCOUNTING POLICIES AND PROCEDURES

1.             General Requirements

The Final Completion Statement shall:

(a)           be prepared using the specific accounting principles, practices and policies set out in paragraph 2 of this Schedule; and

(b)           be prepared, subject to paragraph (a) above, using the accounting principles, practices and policies of the Group as set out in the IFRS Accounts and using the same estimation techniques that were applied in the IFRS Accounts applied on a consistent basis and otherwise applying such principles, practices and policies on a consistent basis.

2.             Specific Accounting Principles, Practices and Policies

2.1           The Final Completion Statement shall not include any charge, provision, reserve or write-off in respect of any costs, liabilities or charges to be incurred after the date to which the Final Completion Statement is made up as a consequence of the change of ownership of the Group or any change in management strategy, direction or priority which results from the change of ownership.

2.2           The Final Completion Statement shall take no account of events following the date of signing this agreement.

2.3           The Final Completion Statement shall take no account of the costs of the Sellers or the Purchaser in relation to this agreement (including, without limitation, the costs of the preparation, delivery, review and resolution of the Final Completion Statement) save for the Transaction Liabilities Amount.

2.4           The statement of the Net Working Capital Amount shall take no account of any amount included in the Transaction Liabilities Amount, the External Debt Amount or the Cash Amount.

SCHEDULE 8

INTERPRETATION

1.             In this agreement:

Accounts means the audited consolidated financial statements of the Company, prepared in accordance with applicable legal requirements, for the accounting reference period ended on the Accounts Date, comprising a balance sheet, profit and loss account, notes to the financial statements, auditors’ and directors’ reports and a cash flow statement, in the Agreed Form;

Accounts Date means 31 December 2004;

Aggregate Consideration has the meaning given to it in clause 8.2;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Sellers’ Solicitors and the Purchaser’s Solicitors;

Applicable Rate means the mid-closing rate for conversion of pounds sterling to US Dollars for the Business Day prior to the Completion Date as published in the London Edition of the Financial Times;

Articles of Association means the articles of association of the Company (and Article will be construed accordingly);

A Shares means the A ordinary shares of £0.001 each in the capital of the Company;

B Shares means the B ordinary shares of £0.10 each in the capital of the Company;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in both London and Pennsylvania for normal business;

Business Information means all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals and instructions, computer source codes and preparatory design materials, application program interfaces, configuration data and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all accounting and tax records, correspondence, orders and inquiries;

C Shares means the C ordinary shares of £1.00 each in the capital of the Company;

Cash Amount means the aggregate amount of cash at bank, cash in hand, deposits, and any other amounts included on a consistent basis in the line in the IFRS Accounts headed “Cash and Cash Equivalents”, of the Group as at the close of business on the Effective Date calculated in accordance with the accounting policies and procedures set out in Part 2 of Schedule 9 and specified in the Final Completion Statement less any amounts applied in redeeming any SPCs between the Effective Date and the Completion Date;

Company has the meaning given to it in recital (A);

Completion means completion of the sale and purchase of the Shares in accordance with this agreement;

Completion Date means the later of:

(a)           21 December 2005; and

(b)           the date falling two Business Days after the satisfaction of the Conditions,

provided that the Completion Date shall not extend beyond the Long Stop Date;

Conditional B Shares means 639,085 B Shares which are beneficially owned as at the date of this agreement by Apax V GPCo and which will be sold to the Warrantors pursuant to the Conditional Sale Agreement in the proportions set out in Part 3 of Schedule 2;

Conditional Sale Agreement means the agreement dated on or around the date of this agreement pursuant to which Apax V GPCo will sell the Conditional B Shares to the Warrantors immediately prior to Completion;

Conditions means the conditions precedent to Completion set out in clause 3.1;

Confidentiality Agreement has the meaning given to it in clause 19.7;

Confirmatory Due Diligence Plan means the list in the Agreed Form of the Purchaser’s additional due diligence information requests;

Data Room means the Project Zeus III website data room made available to the Purchaser and its advisers by Intralinks, Inc. in connection with the business of the Group;

Deferred Consideration has the meaning given to it in clause 14.1;

Disclosure Letter means either the First Disclosure Letter or the Second Disclosure Letter;

Dispute Notice has the meaning given to it in subclause 9.3;

Draft Completion Statement has the meaning given to it in subclause 9.1;

Drag-Along Notice means the drag-along notice in the form set out in Part 2 of Schedule 7;

D Shares means the D ordinary shares of £0.10 each in the capital of the Company;

Effective Date means 30 November 2005;

Elan means Elan Corporation PLC (registered number 30356) whose registered office is at Lincoln House, Lincoln Place, Dublin 2, Ireland;

Elan Licenced IPR means the Intellectual Property rights licensed by Elan (or an affiliate of Elan) to any Group Company on the terms of the patent licence dated 23 December 2003 between Elan Pharmaceuticals, Inc. and Medeus UK Limited to produce, use and sell Myocet, and any subsequent supply agreements entered into between Elan Pharma Limited and Medeus UK Limited for the supply of the products called Univer, Dilzem and Erymax;

Employment Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 1981 or, in relation to any undertaking situated in a member state of the European Economic Area other than the United Kingdom, such law as corresponds to those Regulations implementing European Council Directive 77/187/EEC and Employment Regulation has the corresponding meaning;

Employee means employees, officers and directors of any Group Company;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements and any agreement to create any of the foregoing;

Expert means Deloitte & Touche LLP;

External Debt Amount means the aggregate amount of any unpaid distributions declared by the Company, any borrowings or outstanding indebtedness in the nature of borrowings of any Group Company for the payment or repayment of money, including without limitation any bank debit balances, bonds, notes, loan stock, debentures or other debt instruments, any overdraft or finance lease and also interest on the foregoing but excluding:

(a)           ordinary course trade credit;

(b)           ordinary course of business operating leases;

(c)           acceptances of trade bills in respect of purchases in the ordinary course of business; and

(d)           the SPCs,

calculated as at the Effective Date in accordance with the accounting policies and procedures set out in Part 2 of Schedule 9 and as specified in the Final Completion Statement;

Final Completion Statement means the statement of the Cash Amount, the External Debt Amount and the Transaction Liabilities Amount and the statement of the Net Working Capital Amount and the Working Capital Adjustment Amount as agreed or finally determined in accordance with clause 9;

First Disclosure Letter means the letter dated the date of this agreement written by or on behalf of the Warrantors to the Purchaser and delivered to the Purchaser before the execution of this agreement;

Fully Diluted Share Capital means the number of shares equal to the aggregate of (a) the number of issued shares in the capital of the Company as at Completion and (b) the number of shares in the capital of the Company that would be issued if all existing options, warrants or other rights to subscribe for or to be allotted or convert or exchange into shares (if any such rights are outstanding as at Completion) are exercised in full;

General Warranties means the warranties on the part of the Managers contained in clause 15.2 and Part 2 of Schedule 3;

General Warranty Claim means a claim by the Purchaser for any breach or alleged breach of any of the General Warranties;

Group or Group Companies means the Company and all the Subsidiaries and Group Company means any of them;

IFRS means the International Financial Reporting Standards;

IFRS Accounts means the accounts prepared in accordance with IFRS for the Group for the financial period ending 31 December 2004 in the Agreed Form;

Insurers means the providers of the Warranty Insurance Policy;

Intellectual Property means patents, trade marks, copyright, rights in designs, database rights, topography rights (whether or not any of the foregoing is registered and including applications for registration of any of the foregoing), rights in know-how and confidential information and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

Interim Committee has the meaning set out in Schedule 5;

Investors’ Solicitors means Allen & Overy LLP of One New Change, London EC4M 9QQ;

Investor Director has the meaning given to in the Articles of Association;

Leakage means:

(a)           any dividend, or distribution (whether in cash, stock or in kind, or profits or assets) declared, paid or made by any Group Company to any Seller or any of its Related Persons;

(b)           any payments made (including management fees), or agreed to be made by any Group Company, to or on behalf of any Seller or any of its Related Persons;

(c)           any assets transferred to or on behalf of any Seller or any of its Related Persons by any Group Company or agreed to be so transferred;

(d)           any liability assumed or indemnified or incurred for the benefit of any Seller or any of its Related Persons by any Group Company;

(e)           any payments made or agreed to be made by any Group Company to any Seller or any of its Related Persons in respect of any share capital or other securities of any Group Company being issued, redeemed, purchased, repurchased or repaid, or any other return of capital; or

(f)            the waiver by any Group Company of any amount owed to that Group Company by any Seller or any of its Related Persons,

but does not include the following items:

(i)            payments of salary, bonuses, expenses and directors’ fees made to any Manager in the ordinary course of business between the Effective Date and the Completion Date not exceeding, in aggregate £50,000 (but, for the avoidance of doubt, this does not include any amounts which are included within the Transaction Liabilities Amount);

(ii)           any redemption of SPCs after the Effective Date; and

(iii)          the Redemption Amount;

Long Stop Date means 6 January 2006;

Marketing Authorisation means the marketing authorisations (and applications) listed in Annex 4 to the First Disclosure Letter;

Minor Shares means the Shares referred to in Part 4 of Schedule 2 that are held by the Minor Sellers;

Minor Sellers means the holders of Shares identified in Part 4 of Schedule 2;

Minor Sellers’ Consideration means the Aggregate Consideration minus the Sellers’ Consideration;

Net Working Capital Amount means the aggregate value of the individual line items of the Group that comprise the headline items set out in the statement of Net Working Capital Amount in the Final Completion Statement, in each case, as at the Effective Date and calculated in accordance with clause 9 and on the basis of the accounting policies and procedures set out in Part 2 of Schedule 9 and specified in the Final Completion Statement;

NIC Amount means the amount of secondary (employer’s) National Insurance contributions arising either as a result of the acquisition or the disposal of the Conditional B Shares by the Warrantors or otherwise arising in relation to the Conditional B Shares in the period in which the Conditional B Shares are held by the Warrantors;

NICs means any contributions required to be withheld, deducted, paid or accounted for pursuant to the Social Security Contributions and Benefits Act 1992, any successor, replacement or predecessor legislation and/or any regulations promulgated under any of them;

Offer Notice means the offer to the Minor Sellers substantially in the form set out in Part 1 of Schedule 7;

PAYE means any tax required to be deducted, withheld, paid or accounted for under Part 11 of the Income Tax (Earnings and Pensions) Act 2003, any successor, replacement or predecessor legislation and/or any regulations promulgated under any of them;

Press Release means the press release in the Agreed Form concerning the sale and purchase of the Shares;

Products means: Abelcet; Axsain; Branigen; BRT 216; Carbolithium; Corlopam; Dilzem/Diltelan/Diatardil/Dileste; Dopacard; ELL 12; Erymax; Medezrin; Migramax; Myocet; Onzar/Ontak; Panretin; Targretin; Univer/Verelan/Vereste/Averan; Zacin; Zanaflex; Zelapar/Xilopar/Otrasel;

Properties means the properties described in the Appendix to the First Disclosure Letter headed “Properties” or any part or parts thereof and Property shall mean any one of them;

Purchaser’s Group means the Purchaser and all its subsidiary undertakings, all its parent undertakings and all the other subsidiary undertakings of each of its parent undertakings (other than the Group Companies) from time to time;

Purchaser’s Solicitors means Slaughter and May of One Bunhill Row, London EC1Y 8YY;

Redemption Amount has the meaning given to it in clause 13.1;

Related Persons means:

(a)           if a Seller is a body corporate, that Seller’s parent undertakings, subsidiary undertakings and the subsidiary undertakings of such parent undertakings; and

(b)           if a Seller is an individual, any spouse, sibling or lineal descendent of such individual;

Relevant Proportion has the meaning given to it in Schedule 8;

Sale Shares means the issued shares in the capital of the Company beneficially owned by the Sellers as at Completion set out in Part 1, Part 2 and Part 3 of Schedule 2 that are to be transferred to the Purchaser pursuant to this agreement;

Second Disclosure Date has the meaning given to it in clause 4.4;

Second Disclosure Letter means the letter written by or on behalf of the Warrantors to the Purchaser and delivered to the Purchaser on the Second Disclosure Date;

Sellers has the meaning given to it in recital (A);

Sellers’ Agent means the Investors’ Solicitors;

Sellers’ Consideration has the meaning given to it in subclause 7.9;

Sellers’ Insurance Amount means US$2,000,000;

Sellers’ Proportion has the meaning given to it in Schedule 8;

Sellers’ Representatives means each of Steven Harris and Tom Hall jointly or such other person (or persons) as notified to the Purchaser in accordance with clauses 12 and 20;

Sellers’ Transaction Costs means the aggregate amount of all the costs set out in the schedule of costs set out in the spreadsheet to be delivered by the Sellers’ Representatives to the Purchaser not less than two Business Days prior to Completion;

Senior Employee means an Employee whose aggregate remuneration (excluding benefits in kind and bonuses) is EUR100,000 or more per annum;

Shamrock Sale and Purchase Agreement means the sale and purchase agreement dated 23 December 2003 between, inter alia, Elan and Zeneus Pharma Limited (formerly called Medeus UK Limited) in relation to the acquisition by Zeneus Pharma Limited of the European Specialities Pharmaceutical Business of Elan;

Shamrock Tax Deed means the tax deed entered into by among others, Zeneus Pharma Limited and Elan on 12 February 2004;

Shares means the issued shares in the capital of the Company at Completion including any shares that would be issued at or after Completion if all existing options, warrants or other rights to subscribe for or to be allotted or to convert or exchange into shares (if any such rights are outstanding as at Completion) are exercised in full;

Share Transfers means the transfer of the Shares (including the Minor Shares) contemplated by this agreement;

SPC Instrument means the instrument dated 12 February 2004 (as amended) constituting £1,231,735,064 Subordinated Preference Certificates 2034 of Zeneus Pharma Limited;

SPCs means the Subordinated Preference Certificates 2034 of Zeneus Pharma Limited;

Subsidiaries means all the companies mentioned in Part 2 of Schedule 1 and Subsidiary means any of them;

subsidiary means a subsidiary for the purposes of the Companies Act 1985;

subsidiary undertaking and parent undertaking have the meanings given in section 258 of the Companies Act 1985;

Tax or tax or Taxation means includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere and whenever imposed, and all penalties, charges, costs and interest relating thereto and without limitation including all employment taxes, PAYE, NICs and any deductions or withholdings of any sort;

Tax Authority means any governmental or other body having the power of authority to impose, assess, collect or enforce the payment of any Tax;

Termination Escrow Account means the interest bearing deposit account to be established in the joint names of the Investors’ Solicitors and the Purchaser’s Solicitors;

Termination Escrow Letter has the meaning given to it in clause 6.7(a);

Termination Fee means the sum of US$5,000,000;

Title and Capacity Warranties means the warranties on the part of the Sellers contained in clause 15.1 and Part 1 of Schedule 3;

Transaction Liabilities Amount means the aggregate of all amounts that are paid or that become payable at any time after the date of this agreement by any Group Company pursuant to:

(a)           any bonus arrangements with any Employee, any finders fee, brokerage or commission arrangements or any other contractual arrangements to which any Group Company is a party which become payable upon or by reference to Completion; and

(b)           the compromise agreements relating to the termination of employment of Bryan Morton and Felix Botelho,

and any Tax any Group Company may be required to deduct, withhold or pay to any Tax authority with respect to the making of such payments but does not include: (i) the obligations of Zeneus Pharma Limited to pay the Redemption Amount and the Deferred Consideration; (ii) any amounts deducted or withheld by the Purchaser or a Group Company in accordance with subclauses 7.7, 7.8 or 13.3; or (iii) the NIC Amount;

Warranties means the Title and Capacity Warranties and the General Warranties;

Warrantors means Steven Harris and Charles Swingland;

Warranty Insurance Policy has the meaning given to it in clause 5.1; and

Working Capital Adjustment Amount means:

(a)           if the Net Working Capital Amount is greater than £12,800,000 (the Upper Limit):

(i)            the Upper Limit divided by two; plus

(ii)           the amount by which the Net Working Capital Amount exceeds the Upper Limit;

(b)           if the Net Working Capital Amount is less than £10,800,000 (the Lower Limit):

(i)            the Lower Limit divided by two; less

(ii)           the amount by which the Net Working Capital Amount is less than the Lower Limit; or

(c)           if the Net Working Capital Amount is more than or equal to the Lower Limit and less than or equal to the Upper Limit, the Net Working Capital Amount divided by two.

2.             Where any statement in Schedule 3 is qualified by the expression “so far as the Warrantors are aware” or any similar expression, that expression or statement shall be deemed to have been given on the basis of the actual knowledge of the Warrantors having made due and careful enquiry of each of the following individuals where appropriate by reference to the particular skill set of the relevant individual:

Name	Position
Tim Corn	Chief Medical Officer
Cameron Mitchell	Head of Supply Chain
David Cook	Group Financial Controller
Jacqui Cookson	Head of HR
Nigel Parry	Head of IT
Arnold Loesler	GM Germany, Austria, Switzerland
Ad van Beysterveldt	GM France, Benelux and Scandinavia
Fausto Grossi	GM Italy
Ramon Uria	GM Spain and Portugal
Tomas Zarzycki	GM CEE and RoW
Simon Clough	GM UK and Ireland
Aine McGirl	Country Manager Ireland
Hooshmand Sheshberadaran	Head of BD
James Cowburn	Global Product Manager Myocet
Isabel Manterola	Global Product Manager Abelcet
Angelika Pieper	Global Product Manager Targretin
Zoe Evans	Legal Counsel

3.             In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)           that enactment as amended, extended or applied by or under any other enactment (before, on or after signature of this agreement);

(b)           any enactment which that enactment re-enacts (with or without modification); and

(c)           any subordinate legislation made (before, on or after signature of this agreement) under that enactment, including (where applicable) that enactment as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above,

except to the extent that any legislation or subordinate legislation made, amended, extended or enacted after the date of this agreement would create or increase the liability of any Seller under this agreement.

4.             In this agreement:

(a)           words denoting persons shall include bodies corporate and unincorporated associations of persons;

(b)           references to an individual include his estate and personal representatives; and

(c)           subject to the clause headed “Assignments”, references to a party to this agreement include references to the successors or assigns (immediate or otherwise) of that party;

(d)           the words including and include shall mean including without limitation and include without limitation, respectively;

(e)           any reference importing a gender includes the other genders;

(f)            any reference to a time of day is to London time;

(g)           any reference to £ or to pounds sterling is to the lawful currency of the United Kingdom, any reference to EUR is to the single currency of the participating member states of the European Union and any reference to US Dollars, US$ or to $ is to the lawful currency of the United States;

(h)           any reference to writing includes typing, printing, lithography, photography or facsimile but excludes e-mail;

(i)            any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document; and

(j)            any reference to a company includes any company, corporation or other body corporate wheresoever incorporated.

5.             If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the Schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence, unless the relevant Schedule or other document which is referred to or otherwise incorporated into this agreement expressly provides that the term in it is to take precedence over the term in the body of this agreement.

6.             The eiusdem generis rule does not apply to this agreement.  Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression.  Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

7.             A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than

England, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

SIGNATORIES

SIGNED by	)	/s/ Richard Wilson
for and on behalf of	)
APAX PARTNERS EUROPE MANAGERS LIMITED	)
as Manager of Apax Europe V - A, L.P.	)	/s/ Peter Englander

SIGNED by	)	/s/ Richard Wilson
for and on behalf of	)
APAX PARTNERS EUROPE MANAGERS LIMITED	)
as Manager of Apax Europe V - B, L.P.	)	/s/ Peter Englander

SIGNED by	)	/s/ Richard Wilson
for and on behalf of	)
APAX PARTNERS EUROPE MANAGERS LIMITED	)
as Manager of Apax Europe V C GmbH & Co. KG	)	/s/ Peter Englander

SIGNED by	)	/s/ Richard Wilson
for and on behalf of	)
APAX PARTNERS EUROPE MANAGERS LIMITED	)
as Manager of Apax Europe V - D, L.P.	)	/s/ Peter Englander

SIGNED by	)	/s/ Richard Wilson
for and on behalf of	)
APAX PARTNERS EUROPE MANAGERS LIMITED	)
as Manager of Apax Europe V - E, L.P.	)	/s/ Peter Englander

SIGNED by	)	/s/ Richard Wilson
for and on behalf of	)
APAX PARTNERS EUROPE MANAGERS LIMITED	)
as Manager of Apax Europe V - F, C.V.	)	/s/ Peter Englander

SIGNED by	)	/s/ Richard Wilson
for and on behalf of	)
APAX PARTNERS EUROPE MANAGERS LIMITED	)
as Manager of Apax Europe V - G, C.V.	)	/s/ Peter Englander

SIGNED by	)	/s/ Richard Wilson
for and on behalf of	)
APAX PARTNERS EUROPE MANAGERS LIMITED	)
as Manager of Apax Europe V - 1, L.P.	)	/s/ Peter Englander

SIGNED by	)	/s/ Richard Wilson
for and on behalf of	)
APAX PARTNERS EUROPE MANAGERS LIMITED	)
as Manager of Apax Europe V - 2, L.P.	)	/s/ Peter Englander

SIGNED by	)	/s/ C. A. E. Helyar, Director
for and on behalf of	)
APAX EUROPE IV GP CO. LIMITED	)
acting in its capacity as managing general partner of	)
Apax Europe IV GP, L.P.	)
acting in its capacity as managing general partner of	)
Apax Europe IV - A, L.P.	)	/s/ Shelly Harley, as authorised signatory for International Private Equity Services Limited as Secretary

SIGNED by	)	/s/ C. A. E. Helyar, Director
for and on behalf of	)
APAX EUROPE IV GP CO. LIMITED	)
acting in its capacity as managing general partner of	)
Apax Europe IV GP, L.P.	)
acting in its capacity as managing general partner of	)
Apax Europe IV - B, L.P.	)	/s/ Shelly Harley, as authorised signatory for International Private Equity Services Limited as Secretary

SIGNED by	)	/s/ C. A. E. Helyar, Director
for and on behalf of	)
APAX EUROPE IV GP CO. LIMITED	)
acting in its capacity as managing general partner of	)
Apax Europe IV GP, L.P.	)
acting in its capacity as managing general partner of	)
Apax Europe IV C GmbH & Co. KG	)	/s/ Shelly Harley, as authorised signatory for International Private Equity Services Limited as Secretary

SIGNED by	)	/s/ C. A. E. Helyar, Director
for and on behalf of	)
APAX EUROPE IV GP CO. LIMITED	)
acting in its capacity as managing general partner of	)
Apax Europe IV GP, L.P.	)
acting in its capacity as managing general partner of	)
Apax Europe IV - D, L.P.	)	/s/ Shelly Harley, as authorised signatory for International Private Equity Services Limited as Secretary

SIGNED by	)	/s/ C. A. E. Helyar, Director
for and on behalf of	)
APAX EUROPE IV GP CO. LIMITED	)
acting in its capacity as managing general partner of	)
Apax Europe IV GP, L.P.	)
acting in its capacity as managing general partner of	)
Apax Europe IV - E, L.P.	)	/s/ Shelly Harley, as authorised signatory for International Private Equity Services Limited as Secretary

SIGNED by	)	/s/ C. A. E. Helyar, Director
for and on behalf of	)
APAX EUROPE IV GP CO. LIMITED	)
acting in its capacity as managing general partner of	)
Apax Europe IV GP, L.P.	)
acting in its capacity as managing general partner of	)
Apax Europe IV - F, C.V.	)	/s/ Shelly Harley, as authorised signatory for International Private Equity Services Limited as Secretary

SIGNED by	)	/s/ C. A. E. Helyar, Director
for and on behalf of	)
APAX EUROPE IV GP CO. LIMITED	)
acting in its capacity as managing general partner of	)
Apax Europe IV GP, L.P.	)
acting in its capacity as managing general partner of	)
Apax Europe IV - G, C.V.	)	/s/ Shelly Harley, as authorised signatory for International Private Equity Services Limited as Secretary

SIGNED by	)	/s/ C. A. E. Helyar, Director
for and on behalf of	)
APAX EUROPE IV GP CO. LIMITED	)
acting in its capacity as managing general partner of	)
Apax Europe IV GP, L.P.	)
acting in its capacity as attorney for	)
Apax Europe IV - H GmbH & Co. KG	)	/s/ Shelly Harley, as authorised signatory for International Private Equity Services Limited as Secretary

SIGNED by	)
STEVEN HARRIS	)	/s/ Steven Harris

SIGNED by	)
SIR RICHARD SYKES	)	/s/ Cathrin Petty, as Attorney for Sir Richard Sykes

SIGNED By	)
GERHARD MAYR	)	/s/ Cathrin Petty, as Attorney for Gerhard Mayr

SIGNED By	)
CHARLES SWINGLAND	)	/s/ Charles Swingland

SIGNED by	)	/s/ J. Kevin Buchi
as attorney for and on behalf of	)
CEPHALON INTERNATIONAL HOLDINGS, INC.

SIGNED by	)	/s/ J. Kevin Buchi
for and on behalf of	)
CEPHALON, INC.	)

SIGNED by	)	/s/ Denise J. Pallaize, Director
for and on behalf of	)
APAX EUROPE V GP CO. LIMITED	)
)
	)	/s/ Shelly Harley, as authorised signatory for International Private Equity Services Limited as Secretary